UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Tenet Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

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TENET HEALTHCARE CORPORATION
1445 Ross Avenue, Suite 1400
Dallas, Texas 75202
(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Friday, May 3, 2013

March 22, 2013
To Our Shareholders:

              Our Annual Meeting of Shareholders will be held on Friday, May 3, 2013, at 8:00 a.m. Central time at our corporate headquarters at 1445 Ross Avenue, Suite 1400, Dallas, Texas, for the following purposes:

    1.
    To elect the nine directors named in the accompanying Proxy Statement for terms of one year each;

    2.
    To vote on an advisory basis to approve the company's executive compensation;

    3.
    To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2013; and

    4.
    To transact any other business that properly comes before the meeting or any adjournment or postponement.

              Only shareholders of record of our common stock at the close of business on March 11, 2013 are entitled to vote at the Annual Meeting.

              It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the "General Information" section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the "General Information" section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors /s/ PAUL A. CASTANON Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 3, 2013

The accompanying Proxy Statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2012, are available at www.proxyvote.com.

Dear Tenet Shareholders,

I am very pleased to report that 2012 was a year of continued growth and significant progress for Tenet, marking our strongest year in nearly a decade. The markets recognized this progress and rewarded Tenet with a 58 percent increase in the value of our stock—outperforming all but two of our closest peers and 26 companies in the S&P 500 index—and enabling us to borrow at the lowest rates in the company's history.

As a result of successful strategic initiatives, our volume metrics remained among the highest in the investor-owned hospital industry. We ended the year with a solid fourth quarter, increasing adjusted admissions by nearly 3 percent, the ninth consecutive quarter for growth, and outpatient visits, surgeries and Emergency Room visits by between 7 to 9 percent.

We continued to demonstrate strong cost-control performance through our Medicare Performance Initiative (MPI), which achieved more than $80 million in savings in 2012, and our supplies expense achieved a sixth consecutive quarter of year-over-year reductions in costs per adjusted admission.

With regard to the ongoing implementation of our health information technology (HIT) initiative, IMPACT (Improving Patient Care Through Technology), we achieved our targeted milestones while coming in under budget. To date, 26 hospitals have satisfied federal criteria for meaningful use and qualified for incentive payments under the American Recovery and Reinvestment Act, and all of our remaining hospitals are on target to complete implementation by mid-2014. This year, we expect to see the visible effect of IMPACT in terms of generating HIT incentive payments that contribute to revenue, improving quality of care and reducing costs.

Conifer Health Solutions, our business solutions subsidiary, also had an excellent year solidifying its position as a leader in hospital revenue cycle and value-based care services. In 2012, Conifer reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $105 million, including $36 million from non-Tenet business, and grew its customer base to more than 600 hospital and other clients nationwide. Conifer also commenced a ground-breaking partnership with Catholic Health Initiatives that should generate $250-300 million of incremental revenues in 2013 as it matures. In the fourth quarter, Conifer completed the acquisitions of Dell's Hospital Revenue Cycle business and InforMed Health Care Solutions, which are expected to contribute $10-15 million of EBITDA this year and add very important operating and service line capabilities to Conifer's business. In less than 12 months, Conifer doubled its client base and patient accounts, and increased its total revenues managed annually by $10 billion. We also expanded Conifer's offerings by bringing our existing capitation management systems business into the Conifer family as Conifer Value-Based Care, which now supports the care management for more than three million lives. All told, over a short period, Tenet and its subsidiaries are poised to more than triple the number of lives we touch by providing healthcare or services to other providers, from approximately 4 million in 2011 to over 16 million in 2014.

In total, we reported Adjusted EBITDA of $1.203 billion for 2012—an increase of $77 million or 6.8 percent as compared to 2011. Since 2004, we've achieved a 15 percent compound annual growth rate in Adjusted EBITDA. Beyond the financial metrics, I am also pleased with the substantial progress that we made on our strategic growth initiatives.

  •
  Innovative partnership strategies and a robust pipeline of potential hospital acquisitions represent an exciting opportunity for Tenet to create integrated healthcare networks. Examples of these include the recent announcement of a joint venture partnership with our San Ramon Regional Medical Center and John Muir Health, a highly-regarded not-for-profit system in the San Francisco Bay area, and the pending acquisition of Emanuel Medical Center which will expand upon our existing presence in California's Central Valley region. We continue to look at other markets where new partnerships or acquisitions could build upon our hospitals' long-standing reputations within their communities, drive alignment with physicians, and improve patient care, access to services and affordability.

  •
  An aggressive outpatient development program is expanding Tenet's participation in the most profitable and fastest growing sector of our industry and providing additional opportunities to meet both patient and physician needs. Working closely with our hospitals and regional management teams, we have expanded our outpatient portfolio to 117 facilities, nearly double the number only four years ago, including 11 acquisitions and 11 outpatient facilities we built from the ground up in 2012. Our efforts have primarily focused on acquisitions and de novo development where we have acute care hospitals; however, we have completed several outpatient acquisitions in markets that are new for us and will continue to consider similar opportunities in the future.

  •
  We are launching new contracting structures and care delivery methods as the market shifts toward value and risk-based reimbursement models. In Northern California, we have successfully completed our first year of operations in an accountable care organization, or ACO, with roughly 7,000 Blue Shield members. This is a virtually integrated system that is designed to compete with offerings from others in the local market. Our second ACO commenced operations in Florida earlier this year. Additionally in several markets, including Atlanta, we have formed clinical integration organizations, or CIOs. These are collaborations with independent physicians and hospitals to develop ongoing clinical initiatives designed to control costs and improve the quality of care. Tenet's participation in these models, coupled with Conifer's capabilities in value-based care, provide a solid basis for our company to excel in innovative new models, negotiate with plans under these risk-sharing structures and demonstrate increasing value to our customers.

Looking ahead, Tenet continues to be well-positioned to meet the challenges of the rapidly evolving changes in healthcare. In general, we anticipate the ongoing acceleration of major industry trends we've seen emerge over the last several years, which include: 1) consumers will increasingly select services and providers based on quality and cost; 2) physicians will seek strategic partners with whom they can align clinically and financially; 3) more procedures will shift from the inpatient to the outpatient setting; 4) demand will grow as a result of economic recovery, shifting demographics and the expansion of insurance coverage under the Affordable Care Act; and 5) payer reimbursements will be constrained and continue to evolve to being more closely tied to performance on quality and service metrics.

While it's still early to predict precisely what the long-term impact might be from the implementation of the Affordable Care Act, we remain confident that it will be positive for Tenet. Historically, we have served a disproportionately large share of uninsured patients. The estimated costs of caring for our self-pay and charity care patients were $437 million and $133 million, respectively, in 2012 alone. Moving towards 2014 as these patients obtain insurance, it represents a great opportunity for our company.

We view our commitments to our communities comprehensively, and in 2012, we released our second sustainability report, highlighting the many actions we take to be a socially responsible organization for our patients, employees, communities and shareholders. The report (a copy of which can be found at www.tenethealth.com/community) follows the sustainability reporting guidelines as set forth by the Global Reporting Initiative (GRI) and demonstrates the strength of Tenet's core values of quality, integrity, service, innovation and transparency.

We believe that there is tremendous value to be created through our operating strategies. As an additional way of strengthening the company and enhancing returns to shareholders, we have completed several financing transactions to lower interest rates, extend debt maturities and repurchase shares.

Tenet puts clinical quality, patient care and integrity above all else. I am very proud of what we accomplished this past year and enthusiastic about the future that lies ahead. I believe our people are among the best in the industry, and that our track record, our proven growth strategies, and the upside we expect from an improving economic environment and the Affordable Care Act should continue to help drive solid earnings growth and deliver enhanced shareholder value. I want to thank the more than 63,000 Tenet employees for their ongoing commitment to our patients, our company and our communities. And I'd like to thank you, our shareholders, for your ongoing support of Tenet.

Sincerely,

Trevor Fetter
President and Chief Executive Officer

i

GENERAL INFORMATION

              The Board of Directors of Tenet Healthcare Corporation is requesting your proxy for use at the Annual Meeting of Shareholders to be held at our corporate headquarters at 1445 Ross Avenue, Suite 1400, Dallas, Texas at 8:00 a.m. Central time on Friday, May 3, 2013, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

              Under Securities and Exchange Commission ("SEC") rules, we have elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On March 22, 2013, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 22, 2013.

Who Can Vote

              Only shareholders of record of our common stock at the close of business on March 11, 2013, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 104,218,477 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

                  Shareholder of Record.  If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

                  Beneficial Owner.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

              Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Voting Information

              You may vote in one of the following ways:

                  By Telephone or on the Internet.  You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2013. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2013. As with telephone voting, you may confirm that your instructions have been properly recorded.

                  By Mail.  If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

                  In Person at the Annual Meeting.  You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

              Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

              If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement.

              If your shares of our common stock are held by a broker in street name, under the rules of the New York Stock Exchange ("NYSE") your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A "broker non-vote" occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year's Annual Meeting include the election of directors and an advisory vote to approve executive compensation.

Revoking Your Proxy

              You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

              The presence, in person or by proxy, of a majority of the voting shares on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Approval of the proposals that will be voted on at the Annual Meeting requires a majority of the votes cast in person or by proxy. Abstentions and broker non-votes will not change the number of votes cast for or against the proposals at the Annual Meeting and therefore will have no effect on the approval of the proposals.

Attending the Annual Meeting

              Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver's license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of March 11, 2013. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

              We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or e-mail by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

              We may send a single Notice of Internet Availability or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called "householding." This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability or other proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

                  Shareholder of Record.  If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by e-mail at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

                  Beneficial Owner.  If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

              Tenet's Board of Directors is elected annually by the shareholders. Our nominees for the election of directors include eight independent directors and our President and Chief Executive Officer. At the recommendation of our Nominating and Corporate Governance Committee ("Governance Committee"), our Board has selected the nominees listed below to serve as directors until the next annual meeting, or until their successors are elected or appointed. Each of the nominees listed below, other than Mr. Kerrey, was last elected by the company's shareholders at the 2012 Annual Meeting of Shareholders. Mr. Kerrey was appointed to the Board in November 2012 on the recommendation of the Governance Committee. For information regarding factors considered in selecting these nominees, see "Selection Process for Nominees" below.

              Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

              Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast "against" his or her election than votes "for" his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee's recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director's resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

Director Changes in 2013

              One of our directors, Floyd D. Loop, M.D., will retire from the Board effective as of the conclusion of the Annual Meeting. Dr. Loop has reached the mandatory retirement age for directors and was not re-nominated to stand for re-election. Dr. Loop, who served as a member of our Quality, Compliance and Ethics Committee (and as Chair of the Committee for eight years) and a member of the Nominating and Corporate Governance Committee, has served as an independent member of our Board since January 1999. In his role as director, Dr. Loop made many significant contributions to the Board, Tenet and our shareholders. We are grateful for his leadership and guidance during his 14 year tenure. The size of the Board will be reduced from ten members to nine, effective upon Dr. Loop's retirement.

              Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board recommends that you vote "FOR" the election of each of the following nominees.

John Ellis "Jeb" Bush Age: 60 Director Since: April 2007 Tenet Committees: • Nominating and Corporate Governance • Quality, Compliance and Ethics
Mr. Bush has served as president of Jeb Bush and Associates, a consulting firm, since 2007. He served as the 43rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. Before 1981, Mr. Bush was employed in various positions at Texas Commerce Bank in Houston, Texas and in Caracas, Venezuela. He formed and serves as chairman of the Foundation for Florida's Future, a not-for-profit public policy organization, and the Foundation for Excellence in Education, a not-for-profit charitable organization. Mr. Bush holds a bachelor's degree in Latin American affairs from the University of Texas at Austin. He serves on the board of directors of two other public companies, Rayonier Inc. and Swisher Hygiene Inc. He also serves on the board of directors of several private companies, including CorMatrix Cardiovascular, Inc. and Empower Software Solutions, Inc.

Trevor Fetter Age: 53 Director Since: September 2003 Tenet Committees: • Executive
Mr. Fetter was named Tenet's President in November 2002 and was appointed Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Chief Financial Officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and healthcare industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor's degree in economics from Stanford University and an M.B.A. from Harvard Business School. He is a member of the board of directors of one other public company, The Hartford Financial Services Group, Inc. Mr. Fetter completed a one-year term as the chairman of the board of directors of the Federation of American Hospitals on March 1, 2010 and remains a trustee. He is also a member of The Business Roundtable.

Brenda J. Gaines Age: 63 Director Since: March 2005 Tenet Committees: • Compensation • Quality, Compliance and Ethics
Ms. Gaines served as president and chief executive officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as president of Diners Club, the nation's oldest credit card company, from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor's degree from the University of Illinois at Champaign-Urbana and her master's degree in public administration from Roosevelt University in Chicago. She currently serves on the board of directors of three other public companies, AGL Resources Inc., Federal National Mortgage Association (Fannie Mae) and Office Depot, Inc., and she formerly served as a director of NICOR Inc. In 2011 and 2012, Ms. Gaines was named by the National Association of Corporate Directors (NACD) as a Directorship 100 honoree.

Karen M. Garrison Age: 64 Director Since: March 2005 Tenet Committees: • Nominating and Corporate Governance (Chair) • Audit • Executive
Ms. Garrison served as president of Pitney Bowes Business Services, a business services company and a division of Pitney Bowes Inc., from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. She currently serves on the board of directors of two other public companies, Kaman Corporation and Standard Parking Corporation

Edward A. Kangas Age: 68 Director Since: April 2003 (elected Chairman July 2003) Tenet Committees: • Compensation (Chair) • Executive (Chair) • Health IT • Quality, Compliance and Ethics
Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor's degree in business administration and an M.B.A. from the University of Kansas. He currently serves as a director of three other public companies, Hovnanian Enterprises, Inc., Intuit Inc. and United Technologies Corporation, and he formerly served as a director of Allscripts Healthcare Solutions, Inc., Eclipsys Corporation and Electronic Data Systems Corporation. In addition, he is a past chairman of the board of the National Multiple Sclerosis Society, and currently serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors' Table and a life trustee of the board of trustees of the University of Kansas Endowment Association. In 2010, Mr. Kangas was named by the National Association of Corporate Directors (NACD) to its Directors Hall of Fame.

J. Robert Kerrey Age: 69 Director Since: November 2012 (prior service as director from March 2001 to March 2012) Tenet Committees: • Audit • Compensation
Mr. Kerrey is a former governor and U.S. Senator from Nebraska. He currently serves as executive chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research. Between January 2011 and February 2013 Mr. Kerrey was President Emeritus of The New School University in New York City, and from 2001 to 2010, he served as president of The New School University. From July 2011 to March 2012, he served as the chairman of M & F Worldwide Education Holdings, a provider of business and home office, technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator from the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska. He formerly served as a director of Genworth Financial, Inc., Jones Apparel Group, Inc. and Scientific Games Corporation.

Richard R. Pettingill Age: 64 Director Since: March 2004 Tenet Committees: • Quality, Compliance and Ethics (Chair) • Compensation • Executive • Health IT
Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics, a network of healthcare providers in Minneapolis, Minnesota, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. He serves on the board of directors of two other public companies, Accuray Incorporated and MAKO Surgical Corp. Mr. Pettingill received a bachelor's degree from San Diego State University and a master's degree in health care administration from San Jose State University. He was a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

Ronald A. Rittenmeyer Age: 65 Director Since: June 2010 Tenet Committees: • Health IT (Chair) • Audit • Compensation • Executive
Mr. Rittenmeyer has served as the chairman, president and chief executive officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, since March 2011. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as chairman, chief executive officer and president of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as chief executive officer and president of AmeriServe Food Distribution Inc. from 2000 to 2001, chairman, chief executive officer and president of RailTex, Inc. from 1998 to 2000, president and chief operating officer of Ryder TRS, Inc. from 1997 to 1998, president and chief operating officer of Merisel, Inc. from 1995 to 1996 and chief operating officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer received his bachelor in science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University. He currently serves on the board of directors of one other public company, American International Group, Inc. (AIG), and he formerly served as a director of EDS and RH Donnelley Corporation (presently Dex One Corporation). He also serves as a director of IMS Health, as chairman of the U.S. Army War College Board of Visitors and as a member of the executive board of Southern Methodist University's Cox School of Business.

James A. Unruh Age: 72 Director Since: June 2004 Tenet Committees: • Audit (Chair) • Executive • Health IT • Nominating and Corporate Governance
Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor's degree in business administration from Jamestown College and his M.B.A. from the University of Denver. He currently serves on the board of directors of two other public companies, CSG Systems International, Inc. and Prudential Financial, Inc., and he formerly served as a director of CenturyLink, Inc. and Qwest Communications International. In addition, he serves as a director of various privately held companies in connection with his position at Alerion Capital and as chairman of the Board of Trustees of Jamestown College.

Selection Process for Nominees

              Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual meeting. The Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and our shareholders. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

              In February 2013, the Governance Committee met to consider potential nominees to the Board. As part of this process, the Governance Committee reviewed the composition of the Board as a whole, including the balance of business backgrounds, qualifications, technical skills, and other qualities represented on the Board. The Governance Committee also reviewed and discussed our Board's current leadership and other needs. Based on this review, the Governance Committee concluded, in light of our current structure and operations, that the following criteria best represented the qualities required for Board service:

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  professionalism, integrity and commitment to our core ethical and other values;

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  current or past service as the chief executive officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization;

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  expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board's performance;

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  experience in the healthcare industry or other relevant industry experience;

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  government, regulatory and public relations experience;

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  ability and willingness to commit adequate time to Board and committee matters;

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  the fit of the individual's skills with those of other directors and potential directors;

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  diversity of viewpoint, background, experience and other demographics; and/or

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  familiarity with and contacts in the communities in which we do business.

              The Governance Committee also reviewed updated biographical information for each incumbent director, information relating to changes in professional status, independence and other professional commitments, as well as input derived from the Board's annual self-evaluation process with respect to each director's performance on the Board. The Governance Committee reviewed and discussed each incumbent director's commitments relative to other public company boards, including any related issues relevant to the director's candidacy.

              Based on this review, the Governance Committee concluded that each of the nominees possesses the experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. Specifically, the Committee noted the following:

    Executive Leadership Experience

              Each of our nominees has served in a senior leadership role within a large, complex organization. In particular, two of our nominees have served as the chief executive officers of major hospital systems—Mr. Fetter (Tenet) and Mr. Pettingill (Allina Hospitals and Clinics). Three of the nominees have served as the chief executive officers of S&P 500 corporations—Mr. Fetter (Tenet), Mr. Rittenmeyer (EDS) and Mr. Unruh (Unisys). Two of our nominees have served as Governors—Mr. Bush (Florida) and Mr. Kerrey (Nebraska). One of our nominees is a former member of the U.S. Senate—Mr. Kerrey (Senator from Nebraska). Two of our nominees have served as the chief executive officers and/or presidents of major business units of S&P 500 corporations—Ms. Gaines (Diners Club North America) and Ms. Garrison (Pitney Bowes Business Services). One of our nominees (Mr. Kangas), who also serves as the Chairman of our Board, served as the chairman and chief executive officer of an international public accounting and consulting firm (Deloitte Touche Tohmatsu).

              The Board believes that our nominees' experience as senior executives in large complex public, private, government and academic organizations enables them to better oversee the management of the company, including its business and financial matters, corporate governance and compliance programs, governmental relations, investor and public communications, labor management relations and regulatory matters.

    Mix of Business Sector and Other Experience

              The Governance Committee determined that the mix of business and other backgrounds of the nominees is desirable in light of our current business operations and structure.

              Healthcare Industry.    Two of our nominees have direct experience in the healthcare industry.

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  Mr. Fetter, who serves as our President and Chief Executive Officer, has held senior leadership positions in the healthcare industry for over 15 years (Tenet, Broadlane, and Federation of American Hospitals).

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  Mr. Pettingill, the Chair of the Quality, Compliance and Ethics Committee, has over 40 years of experience in executive leadership roles in the healthcare industry (Allina Hospitals and Clinics, Kaiser Foundation Health Plans and Hospitals, Camino Healthcare). Following his retirement as president and chief executive officer of Allina Hospitals and Clinics, he completed academic work on public health policy issues as a 2010 Senior Fellow in the Advanced Leadership Initiative program at Harvard University.

              Accounting and Finance.    Seven of our nominees have extensive experience in accounting and financial matters derived through their executive leadership roles in the public and private sector. In particular:

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  Mr. Fetter has served as a chief financial officer in the healthcare and entertainment sectors (Tenet, Metro-Goldwyn-Mayer). He began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services. He holds an advanced degree in business administration.

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  Ms. Gaines was the chief executive officer of Diners Club North America, a major business unit of Citigroup. She has a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), a background that provides the Board with a perspective on patient billing systems and accounts receivable collections. Ms. Gaines holds an advanced degree in public administration.

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  Ms. Garrison, who serves on our Audit Committee, has previously served as the president of a major business unit of Pitney Bowes Inc. (Pitney Bowes Business Services), an S&P 500 corporation, and holds an advanced degree in business administration. She has extensive experience in business reorganizations and restructurings.

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  Mr. Kangas, the Chairman of our Board, served as chairman and chief executive officer of Deloitte Touche Tohmatsu, a major international public accounting and consulting firm. In that role, he acquired significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters. Mr. Kangas holds advanced degrees in business administration.

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  Mr. Kerrey, who serves on our Audit Committee, has an extensive background in public finance and public policy derived from his service as a member of the U.S. Senate and as a state Governor. In addition, Mr. Kerrey has served as the president of a major university and has held senior executive positions with a number of corporations and foundations operating in the private education sector.

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  Mr. Rittenmeyer, who serves on our Audit Committee, currently serves as chairman, president and chief executive officer of Expert Global Solutions, Inc. and is a former chairman, president and chief executive officer of EDS. He holds an advanced degree in business administration.

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  Mr. Unruh, the Chair of our Audit Committee, has extensive experience in accounting and financial matters in public and private companies. He is a former chairman, president and chief executive officer of Unisys Corporation and he has served as chief financial officer of three public companies (Burroughs, Fairchild Camera and Instrument Corporation,

    Memorex Corporation). In addition, he currently serves as a principal of a private equity firm (Alerion Capital Group).

              Public Sector.    Mr. Kerrey and Mr. Bush have a combined 25 years of experience in the public sector. Mr. Kerrey is a former U.S. Senator and Governor of Nebraska, and Mr. Bush is a former Governor of Florida. Mr. Bush also served as Florida's Secretary of Commerce. The Governance Committee believes that Mr. Bush's and Mr. Kerrey's experience in government is particularly relevant in light of the highly regulated nature of the healthcare sector, especially given the recent and ongoing activity in healthcare reform and related regulatory and legislative initiatives at both the federal and state level.

              Technology and Manufacturing Sectors.    Three of our nominees have extensive experience in the technology and manufacturing sectors, industry segments that we believe add diversity of perspective and other benefits to our Board. In particular:

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  Ms. Garrison, who served as the president of Pitney Bowes Business Services, has extensive experience in business reorganizations and restructurings, as well as crisis management. In particular, Ms. Garrison led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States.

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  Mr. Rittenmeyer served as the chief executive officer of EDS, a major information technology outsourcing corporation. The Governance Committee believes that Mr. Rittenmeyer's knowledge and experience in the information technology industry is particularly valuable in the healthcare sector, which is undertaking significant capital investments in new information technology systems to meet the requirements of federal health laws.

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  Mr. Unruh served as the chief executive officer of Unisys Corporation, a major computer services corporation, experience the Governance Committee believes is valuable given the company's ongoing significant capital investments in new health information technology systems.

              Personal Qualities and Diversity.    The Governance Committee believes that effective boards require teamwork. In addition, the Governance Committee believes that it is critical to identify candidates with demonstrated commitment to professionalism and integrity. Based on the Board's annual self-evaluation process, the Governance Committee determined that each nominee embodies these personal characteristics. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints and reach a consensus. Our Board includes a balanced regional representation of our country, including nominees from each region in which we conduct business. Additionally, the Board considers a mix of backgrounds and skills essential to its diverse composition. Our Board currently includes individuals of differing ages, races and genders.

              Special Considerations Regarding Service on Other Boards.    Under our Corporate Governance Principles, nominees must seek approval prior to serving on another public company's board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). The Chair of the Governance Committee may waive the three board limit for a non-CEO director upon a showing that additional board service would not impair the director's service on our Board. In evaluating a waiver request, factors considered include the board committees the director serves on at Tenet and at other public companies and whether the other company has a non-calendar year fiscal period which would not overlap with Tenet's. The Governance Committee also reviews the public companies on which nominees serve to identify any special issues that might require further analysis, including service on boards of companies that are in bankruptcy. The Governance Committee does not consider service on such Boards to be an automatic bar to service on our Board. In fact, the Governance Committee believes that such service can provide useful experience and insight. If a nominee serves on the board of a public company in bankruptcy, the Governance Committee considers the specific facts and circumstances relating to the nominee's service on such board, including his or her role in the risk management process of that board.

CORPORATE GOVERNANCE

Board Leadership Structure

              Our Board of Directors is currently comprised of ten members, which include nine independent members and our President and Chief Executive Officer. Mr. Kangas, an independent, non-employee director, serves as the Chairman of our Board.

    Roles of Board and Management

              Tenet's business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer. The Board is elected by the shareholders to oversee management.

    Role of Independent Chairman of the Board

              In general, the Chairman of the Board coordinates the activities of the Board. Among other things, he:

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  presides at all meetings of the Board;

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  approves, in consultation with the Chief Executive Officer and the committee chairs, agendas for all Board and committee meetings;

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  chairs executive sessions with independent directors, which sessions occur in conjunction with each regularly scheduled meeting of the Board;

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  oversees the flow of information to the Board to ensure that it receives the appropriate quality and quantity of information on a timely basis;

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  acts as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

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  serves as the Board's liaison to the Chief Executive Officer between meetings; and

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  facilitates communications among non-employee directors and between non-employee directors and management.

              The Chairman of the Board also evaluates, along with the Compensation Committee and other non-management directors, the performance of the Chief Executive Officer, and communicates the results of the evaluation to the Chief Executive Officer. In addition, he has the authority to call regular and special meetings of the Board and shareholders.

    Separation of Roles of Chairman of the Board and Chief Executive Officer

              At present, the positions of Chairman of the Board and Chief Executive Officer are held by different persons. Mr. Kangas, who became a director in April 2003, was elected Chairman of the Board in July 2003. Mr. Fetter, who was elected our President in November 2002, became a member of the Board in September 2003 and, in the same month, was named our Chief Executive Officer. The Board regularly reviews its leadership structure, including the separation of the roles of Chairman and Chief Executive Officer. The Board has determined that its current leadership structure is appropriate given its present characteristics and circumstances. In making this determination, the Board took into account Mr. Kangas' long-term, successful tenure as Chairman, his excellent working relationships with the Chief Executive Officer and the other members of the Board, his stature and reputation among the Board members, and his special expertise in accounting and governance matters.

              If at some future date the Board elected to combine the roles of Chairman and Chief Executive Officer, our Corporate Governance Principles would require the Board to appoint an independent, non-employee director to serve as Lead Director. The Lead Director would perform a role similar to that currently performed by our current, non-employee Chairman, including presiding at all meetings of the Board at which the Chairman is not present, chairing executive sessions of the Board, serving as the liaison between the independent directors and the Chairman, approving the information sent to the Board and meeting agendas and schedules, having the authority to call meetings of the independent directors and representing the Board in meetings with investors, legislators, regulators and other government officials. The Lead Director, in conjunction with the Nominating and Corporate Governance Committee, also would take a role in the Board performance evaluation process.

Director Independence

              Under our Corporate Governance Principles, at least two-thirds of the Board must consist of "independent" directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director's independence at least annually and has made the affirmative determination that each of directors Bush, Gaines, Garrison, Kangas, Kerrey, Pettingill, Rittenmeyer and Unruh has no material relationship with the company and is independent. In addition, the Board determined that Dr. Loop, who is not standing for re-election to the Board at the Annual Meeting, had no material relationship with the company and was independent.

              In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director's immediate family has a material relationship with the company, the Board reviews the interest to determine if it would preclude an independence determination.

              The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Compensation Committee is composed exclusively of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Board and Committee Organization

              We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 18 times during 2012. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director. All other directors are considered non-employee directors. Each incumbent director who served during 2012 participated in at least 75% of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director and committee member. All Board members are encouraged to attend our annual meeting of shareholders. All of our directors who were serving at the time of last year's annual meeting attended the meeting.

              The Board has delegated certain of its responsibilities to the following standing committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. In addition, in 2010 the Board formed the ad hoc Health IT Committee in response to the enactment of the American Recovery and Reinvestment Act of 2009 and its health information technology provisions. The following table identifies the members of each of our committees.

Director	Audit	Compensation	Nominating and Corporate Governance	Quality, Compliance and Ethics	Executive	Health IT
John Ellis Bush			X	X
Trevor Fetter					X
Brenda J. Gaines		X		X
Karen M. Garrison	X		Chair		X
Edward A. Kangas		Chair		X	Chair	X
J. Robert Kerrey	X	X
Floyd D. Loop, M.D.			X	X		X
Richard R. Pettingill		X		Chair	X	X
Ronald A. Rittenmeyer	X	X			X	Chair
James A. Unruh	Chair		X		X	X
2012 Meetings	10	7	5	4	0	5

              Each of the Board's committees, except the Executive Committee and the ad hoc Health IT Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The Audit Committee, Compensation Committee, Nominating and Corporate

Governance Committee, and Quality, Compliance and Ethics Committee charters are available for viewing in the "Corporate Governance" section under the "About" tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

    Audit Committee

              The Audit Committee consists of directors Unruh (Chair), Garrison, Kerrey and Rittenmeyer. The Board has determined that each of directors Garrison, Rittenmeyer and Unruh is an audit committee financial expert as defined by the SEC and that all four Committee members meet the financial literacy standards of the NYSE applicable to audit committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members established by the SEC.

              The duties and responsibilities of the Audit Committee include Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants' qualifications, independence and performance; and (4) our internal audit function.

              The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters. For information regarding our policies encouraging the reporting of any illegal or unethical behavior, see "Policies on Ethics and Conduct" and "Communications with the Board of Directors by Shareholders and Other Interested Parties" below.

              The Audit Committee, which has the sole authority to select and retain our independent registered public accountants, has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2013. In making the decision to retain Deloitte & Touche LLP, the Audit Committee took into account our experience with the firm during 2012, as well as the firm's reputation in the auditing field and its professional qualifications, and also reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2013 in Proposal 3 of this Proxy Statement.

              The Committee regularly meets in executive session with only independent directors. The Audit Committee Report can be found beginning on page 26.

    Compensation Committee

              The Compensation Committee consists of directors Kangas (Chair), Gaines, Kerrey, Pettingill and Rittenmeyer. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. In addition, each Committee member is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

              The Committee's primary duties and responsibilities include establishing general compensation policies for the company that: (1) support our overall business strategies and objectives; (2) enhance our efforts to attract and retain skilled employees; (3) link compensation with business objectives and organizational performance; and (4) provide competitive compensation opportunities for our key executives. The Committee oversees the administration of the company's executive compensation programs, and is responsible for establishing and interpreting the company's compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on page 54. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers' performance based upon the Board's expectations of senior management. The Committee's decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

              The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

              Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in "Compensation Discussion and Analysis" beginning on page 29.

              The Compensation Committee also acts on behalf of the Board in administering, or overseeing the administration of, all of our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans' assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

              The Committee regularly meets in executive session with only non-employee directors. The Compensation Committee Report can be found on page 28.

    Compensation Committee Interlocks and Insider Participation

              During 2012, directors Kangas (Chair), Gaines, Kerrey, Pettingill and Rittenmeyer served on the Compensation Committee. No member of the Compensation Committee was at any time during 2012 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under "Certain Relationships and Related Transactions" on page 21 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2012.

    Nominating and Corporate Governance Committee

              The Nominating and Corporate Governance Committee consists of directors Garrison (Chair), Bush, Loop and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

              The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related-party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

              The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate's qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates' qualifications, handling background and reference checks, and making initial contacts with potential candidates. The Nominating and Corporate Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and shareholders. Additional information on the process for selecting the nominees for election at the 2013 Annual Meeting, including the specific selection criteria considered, can be found in "Selection Process for Nominees" beginning on page 9.

              The Committee regularly meets in executive session with only non-employee directors.

    Quality, Compliance and Ethics Committee

              The Quality, Compliance and Ethics Committee consists of directors Pettingill (Chair), Bush, Gaines, Kangas and Loop. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

              The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee's responsibilities with respect to overseeing our information, procedures and reporting systems, as well as our Compliance Program, are discussed below under "Role of Board and its Committees in Risk Oversight." In addition to these responsibilities, the Committee: (1) reviews and approves our Standards of Conduct, which apply to all of our employees, as well as our directors; (2) receives periodic reports from our Ethics and Compliance Department as to our efforts to educate our employees about, and promote their adherence to, our Standards of Conduct; and (3) receives periodic reports from our Quality Management Department as to our efforts to advance quality health care. The Committee also oversees our performance under the Quality, Compliance and Ethics charter, which is applicable to all of our employees. Our Chief Compliance Officer reports directly to the Committee.

              The Committee regularly meets in executive session with only non-employee directors.

    Executive Committee

              The Executive Committee consists of directors Kangas (Chair), Fetter, Garrison, Pettingill, Rittenmeyer and Unruh. The Executive Committee may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal our bylaws, or (4) declare dividends.

    Health IT Committee

              The Health IT Committee is an ad hoc committee consisting of directors Rittenmeyer (Chair), Kangas, Loop, Pettingill and Unruh. The purpose of the Committee is to assist the Board in its oversight of the company's adoption and implementation of clinical and other information systems necessary to provide advanced clinical health information technology in our hospitals and meet the standards of the American Recovery and Reinvestment Act of 2009 and related rules and regulations.

    Role of Board and its Committees in Risk Oversight

              The Board oversees our risk profile and management's risk management processes, both as a whole Board and through its committees. Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, corporate finance and general business operations, including the management of counterparty credit and performance risk. The Audit Committee receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, and reports from our Ethics Action Line relating to allegations of financial fraud or other infractions, as described below. Our Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business. In addition, our Audit Committee meets on a quarterly basis to review these topics with selected chief executive officers and financial officers of our major operating units and regions. Our Audit Committee also reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC. The Audit Committee reports and discusses the outcome of its meetings to the full Board, including any material risks identified by the Committee that require discussion or action by the full Board.

              Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing regulatory and compliance risk and also reports regularly to the full Board. In particular, the Committee oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries' hospitals deliver quality medical care to their patients. The Quality, Compliance and Ethics Committee is also responsible for overseeing our Compliance Program, which is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers. The Committee meets regularly in joint session with our Audit Committee to discuss material regulatory and compliance risks and reports such risks to the full Board when appropriate for further discussion or action.

    Special Role of Compensation Committee in Risk Oversight

              Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its duties, the Committee meets at least annually with our management and the Committee's independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Compensation Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

              The Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. This finding is based upon the Committee's ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our "balanced" approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and company initiatives as opposed to a single target). The Committee has also considered our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures.

Corporate Governance Principles

              The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board performance evaluations. Our Corporate Governance Principles may be found in the "Corporate Governance" section under the "About" tab on our website at www.tenethealth.com.

Policies on Ethics and Conduct

    Standards of Conduct

              We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct.

              The Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the Standards of Conduct or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment.

              The full text of our Standards of Conduct is published in the "Ethics and Compliance" section under the "About" tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

    Quality, Compliance and Ethics Program Charter

              We also operate a voluntary ethics and compliance program through a Quality, Compliance and Ethics Program Charter, which has been approved by our Quality, Compliance and Ethics Committee. The charter requires all company employees and many of our contractors to:

  •
  Follow our Standards of Conduct;

  •
  Participate in annual ethics training and specialized compliance training tailored to the individual's job duties;

  •
  Work with our hospital, regional, corporate and Conifer compliance teams to resolve issues of concern; and

  •
  Contact the Tenet Ethics Action Line at 1-800-8ETHICS if issues are not resolved.

              Our Quality, Compliance and Ethics Charter may be found in the "Ethics and Compliance" section under the "About" tab on our website at www.tenethealth.com.

Certain Relationships and Related Transactions

              Our written Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related-party transaction involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Board's Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related party is a director, executive officer, nominee for director, or 5% shareholder of Tenet since the beginning of the previous fiscal year, and their immediate family members.

Director Stock Ownership and Retention Requirements

              The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual director retainer within five years after the date on which the director joins the Board. As of March 11, 2013, all of our non-employee directors were in compliance with the requirements.

              Directors who have not satisfied their ownership requirements must retain 100% of any "net shares" received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, "net shares" means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. (A detailed discussion of these requirements can be found beginning on page 50.)

Communications with the Board of Directors by Shareholders and Other Interested Parties

              Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

              Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

DIRECTOR COMPENSATION

              Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $95,000 annual retainer fee, which is prorated for partial-year service. The non-employee directors also receive $2,000 per committee meeting attended and prior to May 2012 received $2,000 per Board meeting attended. Beginning in May 2012, for Board meetings the non-employee directors receive:

  •
  no fee for the first seven meetings each year (pro-rated for 2012); and

  •
  for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

              Each non-employee director serving as the chair of a committee receives an annual fee of $12,000 (prorated for partial-year service), except that the chair of the Audit Committee receives an annual chair fee of $20,000 given the demands and responsibilities placed on the Audit Committee. Our independent Chairman of the Board receives an annual fee of $150,000 in addition to other Board and committee compensation. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

              Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $170,000, which award is prorated for partial service in the initial year of service. The 2012 awards are shown in the Stock Awards column in the table below.

              The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2012.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John Ellis Bush	134,743(4)	170,000	-0-	-0-	304,743
Brenda Gaines	140,243	170,000	-0-	-0-	310,243
Karen Garrison	158,875	170,000	-0-	-0-	328,875
Edward Kangas	320,247	170,000	-0-	-0-	490,247
J. Robert Kerrey(5)	46,094(4)	75,730	-0-	-0-	121,824
Floyd Loop	152,059	170,000	192,432(6)	-0-	322,059
Richard Pettingill	163,743(4)	170,000	-0-	-0-	333,743
Ronald Rittenmeyer	171,457	170,000	-0-	-0-	341,457
James Unruh	179,743	170,000	-0-	-0-	349,743

(1)
Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under "Compensation Plans Applicable to Directors—Stock Incentive Plans" below. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on such date.

(2)
As described in detail below, the 2012 stock awards shown in this column reflect annual grants to each director valued at $170,000 on the date of grant (prorated for partial year service in the case of Mr. Kerrey). All such awards are consistent with our policies for annual director grants. On May 11, 2012, based on the NYSE closing price of $20.28 per share of our common stock, each non-employee director (other than Mr. Kerrey who was not then serving on the Board) was granted 8,383 restricted stock units under the program (which price and share number are adjusted to reflect our one-for-four reverse stock split on October 11, 2012). On November 30, 2012, based on the NYSE closing price of $28.96 per share of our common stock, Mr. Kerrey was granted 2,615 restricted stock units in connection with his appointment to the Board of Directors.

(3)
A -0- in this column means that no such compensation was paid. There were no perquisites required to be reported in 2012.

(4)
Includes amounts deferred by the director at his election under our 2006 Deferred Compensation Plan, described below.

(5)
Mr. Kerrey resigned from the Board in March 2012 to pursue a campaign for election to the U.S. Senate. He was re-elected to the Board in November 2012.

(6)
Represents the change in the actuarial present value of Dr. Loop's accumulated benefits during 2012 under the Directors Retirement Plan, described below. Dr. Loop is the only non-employee director who is a participant under this plan.

Compensation Plans Applicable to Directors

    Stock Incentive Plans

              Each non-employee director receives an annual grant under our 2008 Stock Incentive Plan of restricted stock units equal to $170,000 divided by the NYSE closing price per share of our common stock on the date of the grant (generally the first business day following the annual shareholders meeting). These annual grants vested immediately on the grant date and will be settled in shares of our common stock within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units.

              On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director's termination of service on the Board. In addition, newly appointed directors receive a prorated annual restricted stock unit grant subject to the terms described above. In light of his recent prior service on the Board, Mr. Kerrey did not receive the one-time grant for new directors upon rejoining the Board in November 2012. He did, however, receive a prorated annual restricted stock unit grant.

              In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code ("Section 409A"), the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, in the case of the annual grants, and within 60 days of the termination of service on the Board, in the case of the new director grants.

    Special RSU Deferral Plan

              We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 11, 2013, the following directors had elected to defer settlement of certain restricted stock unit grants pursuant to the terms of the Special RSU Deferral Plan: Kangas, Loop and Pettingill.

    Discontinued Directors Retirement Plan and Directors Life Insurance Program

              Our Directors Retirement Plan (the "DRP") and Directors Life Insurance Program were discontinued for all directors joining the Board after October 6, 1999. Only one non-employee director, Dr. Loop, participates in the DRP and the Directors Life Insurance Program.

              Dr. Loop's interest in the retirement benefit is fully vested. Upon his retirement, which is scheduled for the conclusion of the Annual Meeting, his annual retirement benefit will be $95,000, which will be paid over a ten year period. The annual retirement benefit is based on his years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer at the time he retires and (y) $25,000, increased by a compounded rate of 6% per year from 1985 to his termination of service. The retirement benefits are paid monthly.

              Under the Directors Life Insurance Program, in 2002 we entered into a split-dollar life insurance agreement with a policy owner designated by Dr. Loop. The amount of insurance purchased is sufficient to provide a death benefit to Dr. Loop's beneficiaries of at least $500,000 and to allow us to recover the premiums we have paid under the policy.

    Deferred Compensation Plan

              Under our 2006 Deferred Compensation Plan (the "2006 DCP"), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2012: Bush, Kerrey and Pettingill. A more complete description of the 2006 DCP can be found under "Deferred Compensation Plans" beginning on page 65.

AUDIT COMMITTEE REPORT

              The Audit Committee is made up of the four members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each of directors Garrison, Rittenmeyer and Unruh is an Audit Committee financial expert, as defined by SEC rules, and that all four Committee members are financially literate as required by NYSE rules. Director Unruh serves as Chair of the Committee.

              The Committee, on behalf of the Board, oversees the company's financial reporting process. In fulfilling its oversight responsibilities in 2012, the Committee reviewed and discussed with management and the company's independent registered public accountants for the year ended December 31, 2012, Deloitte & Touche LLP ("Deloitte"), each Quarterly Report on Form 10-Q filed during 2012 (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company's accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

              The company's independent registered public accountants are responsible for expressing an opinion on the company's audited consolidated financial statements and the fair presentation, in all material respects, of the company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed by the Committee with the company's independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended (as adopted by the PCAOB in Rule 3200T). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company's 2012 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

              During 2012, the Committee was provided updates on, monitored and discussed with management the status of the company's compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and approved the inclusion of management's report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company's internal control over financial reporting as of December 31, 2012.

              The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm's independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

              The Committee discussed with the company's internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company's internal controls and the overall quality of the company's financial reporting.

              In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company's 2012 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

              Deloitte has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2013. Before making its determination on appointment, the Audit Committee reviewed the performance of Deloitte in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. For further information concerning this engagement, see "Proposal 3—Ratification of the Selection of Independent Registered Public Accountants."

Members of the Audit Committee

James Unruh, Chair
J. Robert Kerrey
Karen M. Garrison
Ronald A. Rittenmeyer

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit fees(1)	$2,999,300	$2,801,600
Audit-related fees(2)	2,344,366	1,309,677
Tax fees(3)	-0-	-0-
All other fees(4)	229,044	822,756

(1)
Audit fees include professional fees billed to us in connection with the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees include fees billed for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)
Tax fees ordinarily consist of professional fees for tax compliance, tax advice and tax planning. We were not billed any such fees by our independent registered public accountants in either 2012 or 2011.

(4)
All other fees consist of fees for various advisory services. In 2012, all other fees consisted of a project to assist the company with the identification and eligibility of various tax credits and incentives associated with a capital project at one of our hospitals. In 2011, all other fees consisted of advisory services related to the development and preparation of training materials, training on the use of an analytical tool, and services related to the company's processes for preparation of subsidiary financial statements.

              The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee pre-approved all fees presented in the table above.

COMPENSATION COMMITTEE REPORT

              Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company's Annual Report on Form 10-K for the year ended December 31, 2012 and included in this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair
Brenda J. Gaines
J. Robert Kerrey
Richard R. Pettingill
Ronald A. Rittenmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

              In this section, we analyze the compensation we paid in 2012 to our Named Executive Officers:

Named Executive Officer	Title
Trevor Fetter	President and Chief Executive Officer
Dan Cancelmi[1]	Chief Financial Officer
Britt Reynolds[2]	President of Hospital Operations
Gary Ruff[3]	Senior Vice President, Physician Resources; Former Senior Vice President and General Counsel
Cathy Fraser	Senior Vice President of Human Resources
Biggs Porter[4]	Former Chief Financial Officer

(1)
Mr. Cancelmi became Chief Financial Officer in September 2012.

(2)
In December 2011, Mr. Reynolds was appointed President of Hospital Operations, effective January 2012.

(3)
Mr. Ruff served as Senior Vice President and General Counsel from July 2008 until January 28, 2013. He was appointed Senior Vice President, Physician Resources on that date.

(4)
Mr. Porter resigned from the company in March 2012. We discuss Mr. Porter's compensation separately under "Analysis of 2012 Compensation of Our Named Executive Officers—Compensation of Former Chief Financial Officer" below.

              We provide additional information regarding the compensation paid to each of these officers in the tables that follow this section of this Proxy Statement, beginning on page 54.

Executive Summary

•

Notable Achievements in 2012.  The following is a list of the company's and management's significant financial and strategic achievements in 2012.

º

We ranked 27th on the list of companies with best stock price performance in the S&P 500. During 2012, our stock price increased 58%.

º

We reported our strongest annual results since 2003:

•

Our compound annual growth in adjusted EBITDA[1] over that nine-year period was 15%.

(1) A non-GAAP measure which is reconciled to the most comparable GAAP term in Appendix A.

º

Strong revenue growth and disciplined cost control were the hallmarks of our financial performance in 2012.

•

Our 2012 performance was led by top line revenue growth primarily attributable to strong commercial insurance pricing and significant growth in outpatient and surgical volumes.

•

Cost efficiency was excellent throughout 2012. In the fourth quarter of 2012, our supplies expense declined year-over-year for the sixth consecutive quarter.

º

During 2012, we successfully implemented several important initiatives to drive shareholder value creation, including:

•

We accessed the capital markets and issued $800 million of new debt at historically low interest rates.

•

We initiated a near-term acquisition program, expected to total approximately $400 million, to enhance the company's primary business lines, including acute care hospitals, outpatient facilities, and business process services.

•

We initiated a $500 million share repurchase program.

º

We expanded our revenue cycle management, health care information management, management services and patient communication services businesses under our Conifer Health Solutions subsidiary:

•

In May 2012, Conifer entered into a transformative joint venture partnership with Catholic Health Initiatives ("CHI"). We expect $250 to $300 million of incremental revenues in 2013 from our CHI partnership.

•

Conifer currently provides services to more than 600 hospital and other clients nationwide.

•

In recognition of the growth of Conifer's operations and to give the market greater insight into Conifer's performance, we began to report Conifer as a separate financial reporting segment in our external financial reports.

•

Conifer completed two important acquisitions in the fourth quarter which we believe will help solidify its position as a leader in business process solutions for health care providers.

º

We built or acquired 22 new free-standing outpatient facilities, reaching a total of 117 such facilities—almost double the 63 operated four years ago.

º

We implemented advanced clinical information systems in 26 of our hospitals, introducing new technologies to our staff and physicians that will improve consistency and quality of care.

º

Adjusted net cash provided by our continuing operations[2] increased to $691 million in 2012, a 19% increase compared to 2011.

(2) A non-GAAP measure which is reconciled to the most comparable GAAP term in Appendix A.

•

We Are Committed to Prudent Pay Practices.

º

Appropriate Pay-for-Performance Alignment.

•

Our Compensation Committee sets the compensation of our Named Executive Officers, as a group, at the 50th percentile of market levels (as defined below) for target performance. To be compensated at this level, our officers must meet the performance and operational targets specified each year in our business plans and communicated to shareholders publicly through our earnings guidance and other financial forecasts.

•

If our officers fail to meet these targets, the actual compensation they earn is significantly reduced. If our officers outperform these targets, they may earn above-median compensation. Our Compensation Committee sets the maximum target compensation of our Named Executive Officers, as a group, at the 75th percentile of market levels.

º

No Employment Agreements.  None of our Named Executive Officers has an employment agreement.

º

No Excise Tax Gross-Ups.  In 2012, our Compensation Committee eliminated all agreements with our executives—both current and future—providing for gross-ups of golden parachute excise taxes. The Committee previously had eliminated excise tax gross-ups for future or materially modified compensation agreements, but the Committee's 2012 action eliminated gross-ups in all pre-existing compensation arrangements as well.

º

Limited Perquisites.  We do not provide our Named Executive Officers with significant perquisites or personal benefits other than, in limited circumstances, personal use of corporate aircraft consistent with company policy. Our Named Executive Officers are solely responsible for any taxes owed or incurred as a result of personal use of the company's aircraft.

º

No Single Trigger Change of Control Benefits.  Our change of control arrangements, which include payment of cash severance benefits and accelerated vesting of equity awards, are generally "double trigger" in that they are only payable if a Named Executive Officer's employment is terminated following a change of control (unless, in the case of equity, such awards are not assumed by a successor or exchanged for substitute equity). Specifically:

•

We do not pay severance benefits or accelerate equity assumed or substituted by a successor following a change of control in the absence of a covered termination of employment; and

•

Although the rights to certain benefits vest under our Supplemental Executive Retirement Plan upon a change of control as discussed below, these benefits are not payable to our executives absent a covered termination of employment.

º

Limitation on Service Credit for SERP.  The Committee has adopted a policy precluding new participants in the company's Supplemental Executive Retirement Plan from receiving age and service credits for periods not worked, including for severance periods.

•

We Follow Pay-For-Performance Compensation Principles and Practices.

º

At-Risk Compensation.  Substantially all Named Executive Officer compensation is "at risk," (i.e., contingent upon our meeting performance goals and/or increasing shareholder value).

•

Fixed Base Salary is a Relatively Minor Part of Overall Compensation.  Only a small percentage of executive compensation (12% in the case of the Chief Executive Officer and 19% for the other Named Executive Officers) is paid out as base salary that is not contingent upon the achievement of specific performance goals and/or increases in share price.

•

Performance-Based Annual Incentive Plan.  We pay our executives a bonus under our annual incentive plan only if we achieve specified financial, operating and other quality and service performance targets. The targets are approved in advance by the Compensation Committee based on our business and operating plans which are reviewed and approved by the full Board of Directors, and communicated to shareholders in the form of earnings guidance and other financial forecasts. For detailed information on these financial and operating performance targets, see "Performance-Based Annual Incentive Plan," beginning on page 39.

•

Performance-Based Long-Term Incentive Plans.  It is our Compensation Committee's policy that a minimum of 50% of annual equity grants to Named Executive Officers (in terms of number of shares subject to restricted stock units and stock options) be subject to performance-based vesting requirements, with the remaining awards subject to time-based vesting conditions. These awards are forfeited if the company fails to meet specified financial targets (adjusted EBITDA) established by the Compensation Committee. In addition to performance-based equity awards, our Compensation Committee has granted long-term performance cash awards, which comprise approximately 25% of the total target long-term incentive compensation for the Named Executive Officers. These awards only vest and become payable if we meet free cash flow and return on invested capital targets over a three-year performance period.

•

Our Compensation Committee Is Committed to Sound Corporate Governance Practices.

º

All Compensation Decisions Are Made by Independent Compensation Committee.  All decisions regarding the compensation of our Named Executive Officers are made solely by our independent Compensation Committee. No member of the Compensation Committee, or any member of the Compensation Committee's immediate family, is employed by the company or has received any form of compensation from the company other than, in the case of the Compensation Committee members, director fees.

º

Compensation Committee's Consultant is Independent.  To assist in the performance of its duties, the Committee engages its own consultant, Frederic W. Cook & Co., which reports directly to the Committee. The Compensation Committee has determined that its consultant is independent and that no conflict of interest exists with respect to the consultant's engagement by the Compensation Committee.

•

In 2012, the compensation consultant provided no services to the company or management.

•

No member of the Compensation Committee, or any member of the Compensation Committee's immediate family, is employed by the compensation consultant or has received any form of compensation from the consultant.

º

Our Compensation Programs Complement our Enterprise Risk Management Philosophy.  Our Compensation Committee believes that using a mix of financial and operational performance goals and using different goals for the annual and long-term incentive programs mitigates against the risk that compensation plan participants focus on short-term financial rewards at the expense of our long-term growth or otherwise engage in inappropriate speculative or risk taking behaviors. We believe our "balanced" approach to measuring performance is critical to our long-term success given the importance of ethical and compliance-oriented behavior in our highly regulated industry.

º

Active Monitoring of Compensation-Related Risk.  Our Compensation Committee, with the assistance of its independent compensation consultant and the company's internal audit department, conducts an annual review of the company's compensation policies and practices as they relate to risk management practices and risk taking incentives. In connection with these reviews, the Committee has implemented, among other things, the following actions:

•

Compensation Programs Designed to Mitigate Risk.  Approximately 70% of the compensation awarded to our Named Executive Officers in 2012 was in the form of long-term compensation paid out over three-year periods.

•

Clawback Policy.  Awards under our annual incentive plan are subject to a "clawback" provision described under "Performance-Based Annual Incentive Plan" beginning on page 39.

•

Prohibition on Hedging or Pledging Our Stock.  Our insider trading policy prohibits officers and employees from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

•

Stock Ownership Requirements and Retention Policy.  Our Named Executive Officers and other senior officers are required to own a significant amount of stock in the company to ensure their interests are aligned with shareholders. Officers who do not meet the requirements are required to hold shares acquired through the compensation program until they meet the applicable required ownership levels.

•

A Substantial Percentage of Shareholders Supported Our Say-on-Pay Advisory Resolution.  At our 2012 annual meeting of shareholders, approximately 93% of the votes cast were voted in favor of our say-on-pay proposal. Our Compensation Committee reviews and considers the results of each annual say-on-pay advisory vote, as well as investor and analyst input on the company's executive compensation policies to the extent to which it is received.

Our Compensation Philosophy and Objectives

              We seek to provide reasonable, competitive compensation that enables us to recruit and retain talented executive officers. The objectives of our executive compensation program are to:

  •
  attract and retain the highest caliber management team;

  •
  reward the achievement of pre-determined company objectives;

  •
  reward superior performance;

  •
  provide management with incentives to build value; and

  •
  align the interests of management with those of our shareholders.

Role of the Compensation Committee

              The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and certain other senior officers of the company. Each member of the Compensation Committee is an independent, non-employee director. The Compensation Committee regularly solicits input from the other independent members of our Board of Directors about the compensation of our Named Executive Officers. The Committee also considers the Chief Executive Officer's recommendations in determining the compensation of the other Named Executive Officers. The Committee's decisions regarding compensation of our Named Executive Officers are made outside the presence of these officers except that the Chief Executive Officer and the Senior Vice President of Human Resources may provide input regarding the compensation of Named Executive Officers other than themselves. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

Independent Compensation Consultant

              The Compensation Committee has retained an independent consultant, Frederic W. Cook & Co. (the "Consultant"), to provide data on market compensation practices and advise the Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. In 2012, the Consultant participated in all meetings of the Committee.

              Subject to the approval of the Committee, the Consultant meets with members of management to:

  •
  review management's proposed compensation recommendations to the Committee;

  •
  discuss compensation trends and best practices;

  •
  review company compensation data, including management's calculations of the value of equity grants, hypothetical change of control payments and total wealth analysis for individual officers; and

  •
  review and provide input on meeting agendas and presentation materials that management proposes to submit for the consideration of the Committee.

Any material information provided to management by the Consultant is disclosed to the Committee.

To safeguard the independence of the Consultant:

  •
  the Committee retains the Consultant and has the sole authority to terminate its engagement;

  •
  the Committee determines the terms and conditions of the Consultant's engagement, including the fees charged;

  •
  the Consultant reports directly to the Committee and has direct access to the Committee Chair during and between meetings; and

  •
  the Consultant provides no services to the company or management except as related to executing the Compensation Committee Charter and with the knowledge and approval of the Committee Chair.

The Committee has assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists in connection with the Consultant's service as an independent consultant to the Compensation Committee.

Performance Review Process

              Each year, the Compensation Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members as well as other data provided to the Committee, including the Chief Executive Officer's self-evaluation and the feedback provided by selected members of management. The Committee also receives an assessment by the Chief Executive Officer of the performance of each Named Executive Officer. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual Named Executive Officer's compensation, those factors are discussed below.

Benchmarking Against Peer Companies

              In setting compensation for our Named Executive Officers, the Compensation Committee reviews comparative compensation data derived from the companies that comprise our peer group (as defined below) as well as market survey data provided to us by the Consultant.

              In evaluating the compensation of our Chief Executive Officer, Chief Financial Officer (current and former) and President of Hospital Operations, the Committee assigned the following weightings to each data source: peer group (75%) and survey data (25%). In the case of our former General Counsel, the following weightings were used: peer group (50%) and survey data (50%). The Committee believes it is appropriate to evaluate the compensation of these Named Executive Officers against a blend of peer group and market survey data given the small number of publicly held healthcare service companies comparable in size to our company and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. In evaluating the compensation of our Senior Vice President of Human Resources, the Committee reviews primarily market survey data given the limited data for this role reported by our peer group companies.

              We describe each of the data sources in more detail below.

              Peer Group.  The following companies comprised the peer group that we reviewed in making compensation determinations for 2012.

CIGNA Corporation	Laboratory Corporation of America Holdings
Community Health Systems, Inc.	Lifepoint Hospitals, Inc.
Coventry Health Care, Inc.	Omnicare, Inc.
Davita Inc.	Quest Diagnostics Incorporated
HCA Holdings, Inc.	Universal Health Services, Inc.
Health Management Associates, Inc.	Vanguard Health Systems, Inc.
Kindred Healthcare, Inc.

              The Compensation Committee developed the peer group, taking into account the advice of the Consultant, based on a set of characteristics that include annual revenues ranging from approximately $3 billion to $30 billion with at least 10,000 employees (to recognize managerial scope and complexity) and operations that are classified under the Global Industry Classification System (GICS) code for healthcare facilities (which is our code), or under the GICS codes for healthcare services or managed care. The actual annual revenue for the companies in the peer group ranged from $3.3 billion to $31.2 billion, with the median being $6.2 billion for the most recent four quarters reported as of June 30, 2011, while the company reported net operating revenue of $9.4 billion over that period. The number of employees for the companies in the peer group ranged from 14,000 to 194,000, with the median being 35,800 as of June 30, 2011, while the company had approximately 56,600 employees on that date.

              Most of the companies comprising the 2012 peer group were also included in the company's 2011 peer group. However, based on the characteristics described above, and at the recommendation of the Consultant, for 2012 the Committee removed Express Scripts (which reported revenues substantially greater than $30 billion) from the peer group and added Vanguard Health Systems. As noted above, the "peer group" includes both hospital companies and non-hospital companies, reflecting the small number of publicly held hospital companies in the U.S. market and the relevance of other healthcare-related companies in terms of labor market competition. The hospital companies include Community Health Systems, HCA, Health Management Associates, Kindred Healthcare, Lifepoint Hospitals, Universal Health Services and Vanguard Health Systems. The non-hospital companies in the peer group include:

  •
  insurance companies (CIGNA and Coventry Health Care);

  •
  a kidney treatment center operator (Davita);

  •
  clinical laboratory companies (LabCorp and Quest Diagnostics); and

  •
  a pharmaceutical services company (Omnicare).

              Market Survey Data.    The Committee reviews additional compensation data from the following survey sources:

Survey	Covered Organizations	Targeted Annual Revenue of Companies Comprising Data Used by Consultant
2011 Towers Watson U.S. CDB General Industry Executive Compensation Database	68 companies, all industries	$6 billion to $10 billion
2011 Mercer Executive Benchmark Database	32 companies, all industries	$5 billion to $10 billion
2011 Hewitt TCM Executive	56 companies, all industries	$5 billion to $10 billion
2011 Towers Watson General Industry Top Management	41 companies, all industries	greater than $5 billion
2011 Frederic W. Cook & Co. Survey of Long-Term Incentives	61 companies, all industries	$9 billion

The Consultant compiles data from these survey sources relating to the compensation levels received for each position held by a Named Executive Officer against the compensation levels received by executives holding similar positions at other companies. The Consultant uses the revenue criteria shown above in selecting the data it compiles from these sources and presents the data to the Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Results from the 2012 Say on Pay Vote

              The company's shareholders have the opportunity to cast an annual advisory vote to approve executive compensation (a "say-on-pay proposal"). At the company's 2012 annual meeting of shareholders, approximately 93% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee discussed the results of the annual advisory vote in connection with its review of 2012 compensation decisions.

              In light of strong shareholder support on the annual advisory vote, the Committee believes the company's current pay-for-performance philosophy is in the best interest of the company and its shareholders and that no revisions were necessary to our executive officer compensation program in response to the vote. In addition, the Committee reaffirmed its practice of utilizing long-term compensation plans that reward executive officers for successfully executing the company's long-term and short-term business and operational plans as communicated to the market.

Description and Analysis of Our 2012 Compensation Decisions

              This section describes the components of our executive compensation packages, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component and the way these decisions and philosophies were applied to each Named Executive Officer. The following table lists where we discuss each component in this section.

Compensation Element	Percent of Total Compensation	Where Discussed
Base Salary	15%	Page 38
Annual Incentive Plan	15%	Page 39
Long-Term Equity Program	57%	Page 45
Long-Term Performance Cash Program	13%	Page 46

              In addition to the compensation elements noted above, in connection with his joining the company in January 2012 as the company's President of Hospital Operations, Mr. Reynolds received a cash signing bonus of $462,000 as well as certain relocation benefits. The Compensation Committee determined that it was appropriate to offer Mr. Reynolds these benefits as an incentive to join the company and to compensate him for compensation forfeited at his prior employer.

I.            Base Salary

              Base salary provides our Named Executive Officers with a fixed monthly income. The following table summarizes the base salaries approved by the Committee in 2012:

Named Executive Officer	2010 Salary	2011 Salary	2012 Salary	Annualized Increase from 2010	Increase from 2011
Trevor Fetter	$1,081,000	$1,081,000	$1,113,430	1.5%	3%
Dan Cancelmi	Not in current role	Not in current role	$475,000	N/A	N/A
Britt Reynolds	Not in current role	Not in current role	$650,000	N/A	N/A
Gary Ruff	$400,000	$400,000	$425,000	3.125%	6.25%
Cathy Fraser	$400,000	$400,000	$412,000	1.5%	3%

              The Compensation Committee approves the base salary of each Named Executive Officer based on its review of market survey and other data provided by the Consultant, blended as described above. In addition, the Committee considers individual performance, the experience and tenure of the officer and other factors, as discussed in the table below:

Analysis of Compensation Committee's 2012 Base Salary Decisions

Named Executive Officer	Basis for Action
Trevor Fetter

•

The 3% increase is the first increase in Mr. Fetter's salary since 2005.

•

The increase, which was consistent with the percentage increase in base salary granted to other employees, takes into account the Committee's positive assessment of Mr. Fetter's performance as well as market data.

Dan Cancelmi

•

The Committee determined Mr. Cancelmi's base salary upon his promotion to Chief Financial Officer, taking into account Mr. Cancelmi's prior experience as the company's Controller, his long-term experience in the healthcare sector and his performance.

•

The Committee also considered market data as adjusted to reflect Mr. Cancelmi's recent tenure in his new position as well as the other compensation paid to Mr. Cancelmi in 2012, including an equity grant awarded upon his promotion as well as a prior equity grant recognizing his performance as the company's Controller.

Britt Reynolds

•

The Committee determined Mr. Reynolds' base salary in December 2011 when the company extended Mr. Reynolds' employment offer to become the company's President of Hospital Operations, taking into account his prior salary, his significant prior experience in the healthcare sector as well as market data for officers performing similar functions at our peer companies.

Gary Ruff

•

The 6.25% increase in Mr. Ruff's base salary took into account his increased experience and tenure as the company's General Counsel and was intended to align his salary more closely with the base salaries paid to the chief legal officers of our peer companies.

Cathy Fraser

•

The 3% percent increase in Ms. Fraser's base salary was consistent with that provided to other company employees.

•

The increase takes into account the Committee's positive assessment of Ms. Fraser's performance and is intended to more closely align her compensation to that of officers assuming comparable levels of responsibility within the company.

II.           Performance-Based Annual Incentive Plan

              The Compensation Committee annually determines the payment of cash bonuses for Named Executive Officers under our Annual Incentive Plan ("AIP"), which is a broad-based management compensation program in which approximately 1,900 of our employees participate. Payment of a bonus is based on the company's meeting performance goals established by the Committee. If the threshold performance goals are not met, no bonus is paid. In the following section, we describe how the Compensation Committee determined the AIP bonuses for our Named Executive Officers.

    A.
    2012 Target Annual Incentive Award Levels for Named Executive Officers

              In February 2012, the Committee approved the following target bonus award levels for each Named Executive Officer (except in the case of Mr. Cancelmi, whose target level was approved upon his appointment as Chief Financial Officer). The target award level represents the amount of potential cash bonus that might be paid to an officer if the company meets pre-established performance goals set by the Committee:

Named Executive Officer	Target Award Expressed As a Percentage of Base Salary
Trevor Fetter	140%
Dan Cancelmi	85%
Britt Reynolds	95%
Gary Ruff	60%
Cathy Fraser	60%

              The following table summarizes the factors taken into account by the Committee in setting the target incentive award levels.

Analysis of Compensation Committee's 2012 Target Incentive Award Decisions

Named Executive Officer	Basis for Action
Trevor Fetter Gary Ruff Cathy Fraser

•

The Committee made no changes in the target award levels for our incumbent officers in 2012: Mr. Fetter, Mr. Ruff and Ms. Fraser.

•

The Committee made its determination based on its review of target award levels paid by peer group companies to officers performing comparable functions.

•

As in past years, the Committee continued to assign the highest target award level to Mr. Fetter given the unique role that the company's Chief Executive Officer performs in overseeing all areas of the company's operations and strategies. The Committee also noted that the differential in target awards between the company's Chief Executive Officer and the other Named Executive Officers is consistent with market practice.

Dan Cancelmi Britt Reynolds

•

In the case of Mr. Cancelmi and Mr. Reynolds, who are newly appointed Named Executive Officers, the Committee determined their target awards based on the following factors:

•

target award levels paid by peer group companies for comparable positions;

•

each officer's extensive background and experience in his respective area of expertise; and

•

the critical role that each officer performs in developing and executing the company's business plan and strategies in financial and operating areas.

•

The Committee determined it was appropriate to set Mr. Cancelmi's target award slightly lower than Mr. Reynolds' target award based on market benchmarks for the Chief Financial Officer role and other factors.

    B.
    2012 AIP Performance Metrics

              The metrics selected by the Committee to measure management's performance under the AIP are summarized in the table below.

Metric	Description	Weighting	Purpose
Balanced Scorecard	These metrics measure management's performance primarily against financial performance objectives including adjusted EBITDA and patient volumes, and also operational objectives such as quality outcomes.	80%	Intended to incentivize management to deliver superior financial and operational results.
Initiative Scorecard	These metrics measure management's performance primarily against specific operational initiatives.	20%	Intended to incentivize management to execute on critical operational initiatives that are important to our long-term performance.

Points are awarded for each metric under the Balanced Scorecard and the Initiative Scorecard based on the degree to which the pre-determined goals for that metric are achieved. Under each scorecard, the aggregate target number of points is 100 and the maximum is 200.

              A detailed analysis of the company' s performance against each metric is set forth below, including disclosure of the performance goal and the actual performance level achieved.

    C.
    Management Performance on Balanced Scorecard

              The target point values within the Balanced Scorecard are allocated among the categories of metrics as follows:

Metrics	Target Points
Cost and Growth (financial outcomes)	60.0
Quality, Service and People (drivers of financial outcomes)	40.0
TOTAL:	100.0

              Cost and Growth (Financial) Metrics.    The Committee assigned the greatest weight within the Balanced Scorecard (60%) to management's performance on "Cost and Growth (Financial)" metrics. These metrics measure management's performance in meeting or exceeding the financial and other performance goals set forth in our business plans. The substantial weight assigned to this metric reflects the importance the Committee attaches to encouraging management to produce results that most directly drive increased value to our shareholders. Notwithstanding the company's successful performance on the other non-financial metrics, it must achieve a minimum of $1.071 billion in adjusted EBITDA in order for any bonus to be paid in excess of 50% of target payout levels and $1.251 billion in adjusted EBITDA in order for any above-target payments to be earned.

              The following table sets forth (i) the individual components of the Cost and Growth (Financial) Metrics, (ii) the performance goal levels for each of these metrics (threshold, target and maximum performance) and (iii) the actual performance levels achieved by management. The target goal levels established by the Committee were set to reflect achievement of the financial objectives in the company's annual business plan, a level of performance that required exceeding historical financial performance.

Cost and Growth (Financial) Metric	Threshold Level	Target Level	Maximum Level	Actual Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Adjusted EBITDA[1,2]	$1.071 billion	$1.190 billion	$1.309 billion	$1.205 billion	30.00	33.82
Adjusted operating free cash flow[2,3]	$(7.1) million	$191.2 million	$389.4 million	$192.4 million	15.00	15.09
Total paying admissions	461,421	485,706	495,420	473,429	3.75	1.85
Total paying outpatient visits	3,564,997	3,752,628	3,827,681	3,751,451	3.75	3.72
Total commercial managed care admissions	See footnote 4				3.75	1.82
Total commercial managed care outpatient visits	See footnote 4				3.75	1.50
					60.00	57.80

1
Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization and excluding certain earnings, costs and charges as approved by the Compensation Committee.

2
For purposes of the AIP, the Committee reduced the target goal level by $48.1 million in the case of adjusted EBITDA and $49.8 million in the case of adjusted operating free cash flow to exclude the effects of revenues related to the California supplemental Medi-Cal payments program. The Committee determined that an adjustment was appropriate given the fact that the timing of receipt of the program revenues, which had been included in the company's 2012 budget, is now expected to occur in 2013 due to a delay in the regulatory approval process. The Committee noted that the adjustment was consistent with the company's adjustment in its earnings outlook for 2012.

3
Adjusted operating free cash flow is defined as cash flow from continuing operations less capital expenditures and excluding certain cash flows and payments as approved by the Compensation Committee.

4
With respect to total commercial managed care admissions and total commercial managed care outpatient visits (metrics which the company and other health care sector companies do not report), the Committee determined that the company should be awarded 3.32 out of 7.50 total target level points, for above-threshold level performance, reflecting the Committee's recognition of the steps that management had taken, in the face of a challenging economic environment, to minimize declines in commercial managed care admissions and commercial managed care outpatient visits and taking into account the aggressive performance targets the Committee had established for the company's management.

              Quality, Service and People Metrics.    The remaining metrics of the Balanced Scorecard measure our management's achievement of health care and other operational performance goals. These goals include (i) reductions in infection rates, serious reportable health care events, hospital acquired conditions and readmission rates; (ii) adherence by the company's physicians and hospital staff to evidence-based medicine, (iii) improvement in inpatient satisfaction and physician satisfaction (as measured by internal patient and physician surveys, respectively) and (iv) improving employee retention and reducing employee turnover. The Committee selected these metrics to incentivize management to focus on improving the quality of the health care we provide our patients and reducing health care costs, factors that the Committee believes enhance our competitive standing among other health care providers and ultimately increase shareholder value. The Committee established aggressive goals for each of these metrics based on achieving national performance benchmarks and/or continued aggressive internal improvement.

              In 2012, the Committee awarded the company 29.1 points in the aggregate, which represented performance above the threshold performance level for performance goals the Committee considered to be aggressive relative to the company's historical performance (but below the target level of 40.0 points) based on the following factors:

  •
  The company's hospitals in the aggregate increased their performance with respect to their adherence to evidence-based medicine by 0.3% from 2011, adding to continued annual improvement but falling short of the 2012 target goal level.

  •
  43 of the company's hospitals reported no serious reportable healthcare events, representing an improvement of 11% over the prior year's results.

  •
  An increase of 1.1% in the company's physician satisfaction scores from 2011 with an overall 21.3% improvement in this metric since 2005.

  •
  The company's hospitals improved their adherence to outpatient evidence-based medicine by 0.3% from 2011.

  •
  The achievement of another year of improvement in the first-year employee turnover rate, which improved (decreased) by 2.9% over 2011 results, along with the positive steps the company had taken to achieve employee retention in the face of an improving job market in the health care sector.

  D.
  Management Performance on Initiative Scorecard

              In 2012, the corporate AIP participants achieved an aggregate Initiative Scorecard score of 150.0 points, representing performance significantly above the target level established by the Committee of 100.0 points. The initiatives under the Initiative Scorecard consisted of medical staff development (weight: 40%), health IT implementation (weight: 10%), Medicare performance initiative (focused on standardizing our clinical practices thereby improving the quality of our care delivery and eliminating waste/reducing cost) (weight: 40%) and regulatory compliance (weight: 10%). In 2012 as compared to 2011, the Committee increased the relative weight of the Medicare performance initiative from 25% to 40% of the Initiative Scorecard, and decreased the relative weight of health IT implementation from 25% to 10%, in order to increase our focus on the quality of our care delivery.

              The target and actual performance levels for each component of our Initiative Scorecard were as follows:

2012 Initiative Scorecard Results
Initiative	Target Initiative Scorecard Points	Actual Initiative Scorecard Points Earned
Medical staff development	40.0	40.0
Health IT implementation	10.0	10.0
Medicare performance initiative	40.0	80.0
Regulatory compliance	10.0	20.0
TOTAL:	100.0	150.0

              In determining the company's score under the Initiative Scorecard, the Committee noted the following achievements in 2012:

  •
  Medical staff development—the company employed or relocated 495 physicians to its hospitals.

  •
  Health IT implementation—the company achieved all 2012 project milestones, within the company's budget.

  •
  Medicare performance initiative—a significant year-over-year increase in cost savings across the measured service lines.

  •
  Regulatory compliance—significant year-over-year improvement on internal audits of medical record coding and referral source arrangements, and on internal and external quality audits, as well as the achievement of an effective training program, of which 99.4% of our total population, including our Board members, employees, physicians, and other constituents participated. These achievements enabled the company to achieve a high level of performance under its Compliance Charter, which the company adopted in 2011 following the expiration of a five-year corporate integrity agreement.

  E.
  Calculation of AIP Payouts

              Based on management's achievement of the performance goals, the Committee approved a total calculated annual incentive payout of 99.4% for the Named Executive Officers, which reflected:

  •
  a Balanced Scorecard score of 86.9 points, which corresponded with a payout at 69.4% of target award levels; and

  •
  an Initiative Scorecard score of 150.0 points, which corresponded with a payout at 30.0% of target award levels.

              The annual incentive award to each Named Executive Officer is shown in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and separately under footnote 4 to that table.

III.    Long-Term Incentive Compensation

    A.
    General

              We designed our long-term incentive compensation programs to align the economic interests of our Named Executive Officers with those of our shareholders. Among other things, we believe these programs incentivize our Named Executive Officers to create long-term shareholder value and are an important retention tool.

    B.
    Summary of Long-Term Incentive Compensation Program

              The following table summarizes our long-term incentive compensation program, including the types of long-term awards that we grant, and the purpose, performance measured and vesting period of each type.

Type of Award	Percentage of Total Target Long- Term Incentive Award Value	Purpose	Performance Measured	Vesting Period
Performance-vested restricted stock units	18.75%	• Encourages retention • Focuses management on activities that increase long-term shareholder value consistent with financial forecasts	Adjusted EBITDA (as such term is defined above under "Performance-Based Annual Incentive Plan")	Three years (1/3 in each year subject to satisfaction of adjusted EBITDA-based performance condition in year one)
Time-vested restricted stock units	18.75%	• Encourages retention • Fosters shareholder alignment among the executive team		Three years (1/3 in each year)
Performance-vested stock options	18.75%	• Incentivizes and rewards stock price appreciation • Encourages retention • Focuses management on activities that increase long-term shareholder value by exceeding financial thresholds	Adjusted EBITDA (as such term is defined above under "Performance-Based Annual Incentive Plan")	Three years (1/3 in each year subject to satisfaction of adjusted EBITDA-based performance condition in year one)
Time-vested stock options	18.75%	• Incentivizes and rewards stock price appreciation • Encourages retention		Three years (1/3 in each year)
Performance cash	25.0%	• Ties executive compensation to our long-term, future financial performance • Provides liquidity to executive officers who are often precluded from selling shares	Free cash flow and return on invested capital (as such terms are defined below under "Performance Cash Awards")	Three years (depending on the attainment of performance criteria in each measurement year)

              The allocation of value among the different types of awards was based on an analysis of the areas on which the Committee wanted the Named Executive Officers to focus their attention in executing our long-term business strategy, as well as the relative retentive value of each type of award.

    C.
    Equity Awards

              We grant equity awards to our Named Executive Officers in the form of restricted stock units and stock options:

              1.    Performance-Based Equity Awards.    It is the Committee's policy that at least 50% of all annual equity awards granted to Named Executive Officers must be performance-based. Unlike time-based equity awards, which vest on the basis of the passage of time and continued employment, performance-based awards are forfeited unless the company meets minimum performance goals pre-established by the Committee. For 2012, the Committee established a performance goal requiring the company to achieve adjusted EBITDA of at least $1.1 billion, which represented a 10% increase from the performance goal used for 2011 ($1.0 billion). In setting the performance goal, the Committee noted that the $1.1 billion threshold exceeded the company's adjusted EBITDA in each of the years 2004 to 2010.

              2.    Time Based Awards.    All time-based annual equity awards vest in one-third increments on each of the first three anniversaries of the grant date. The Committee believes the three-year vesting schedule is consistent with general market practice for time based awards.

    D.
    Performance Cash Awards

              In addition to equity awards, in 2012 we granted a portion of long-term incentive compensation awards to our Named Executive Officers (25% in terms of value) in the form of performance cash awards. The performance cash awards were intended, like equity awards, to deliver compensation based on long-term, future financial performance. The performance cash program began in 2008 as a substitute for equity during a time of limited share availability for long-term incentive awards. The program's performance metrics, as described below, were determined to be correlated with long-term stock price performance for U.S. companies, and thus appropriate for the program. However, due to the complexity of the program and the lack of alignment with actual performance of the company's share price and other factors, we discontinued performance cash awards beginning in 2013.

              In order for a Named Executive Officer to receive a payout under a performance cash award, the company must achieve goals established by the Compensation Committee with respect to "free cash flow" and "return on invested capital."

Performance Cash Award Metrics
Metric	Definition	Purpose	Weight
Free Cash Flow	Cash provided by operating activities less cash used for investing activities, adjusted for the capitalization of leases and impairments as well as acquisitions, divestitures and certain other extraordinary or non-recurring items	To reward cash generation from all sources, including working capital improvements and sound portfolio decisions with respect to our assets	50%
Return on Invested Capital	Income from continuing operations before interest expense divided by the sum of net debt and book shareholders' equity, subject to the same adjustments applicable to free cash flow	To reward achievement of a high return on capital, which the Committee believes is critical for our long-term success	50%

              Performance on each metric is measured annually over a three-year period. The potential payout levels attributable to the company's performance with respect to each metric for each measurement year, expressed as a percentage of the total target award value, are as follows:

	Payout as a Percentage of Target Award
	Free Cash Flow			Return on Invested Capital
Performance Level	2012	2013	2014	2012	2013	2014	Total

Maximum	25%	25%	50%	25%	25%	50%	200%
Target	12.5%	12.5%	25%	12.5%	12.5%	25%	100%
Threshold	0%	0%	0%	0%	0%	0%	0%

              The annual measurement of performance goals was intended to incentivize management to achieve superior results in each year. The 50% aggregate weighting assigned to the third year was intended to reward management for implementing long-term initiatives the results of which may not be immediately realizable. Notwithstanding the measurement of performance on an annual basis, no payments will be made under any performance cash program until after completion of the final performance period.

              1.    2012 Performance Cash Program.    Based on reported financial results for the year ended December 31, 2012, the Committee determined the following:

  •
  The company achieved free cash flow of $142 million and return on invested capital of 12.9%.

  •
  In the case of free cash flow, these results were less than the 2012 threshold goal level of $162 million.

  •
  In the case of return on invested capital, these results exceeded the 2012 threshold goal level of 12.6% but were less than the target goal level of 13.5%.

              2.    2010 and 2011 Performance Cash Programs.    As previously disclosed, the Committee has established 2010 and 2011 performance cash programs which are substantially similar in structure and operation to the 2012 performance cash program but specify different performance goals for each metric. The Committee's assessment of performance under each program is summarized below:

    (a)
    2010 Performance Cash Program. 2012 is the third and final measurement year of the 2010 performance cash program. In 2012, our actual free cash flow results were less than the 2012 threshold goal level of $200 million. In the case of return on invested capital, our results were less than the 2012 threshold goal level of 13.9%. Since the threshold goals were not met, there was no payout for the third and final measurement year of the 2010 performance cash program.

    (b)
    2011 Performance Cash Program. 2012 is the second measurement year of the 2011 performance cash program. In 2012, our actual free cash flow results were less than the 2012 threshold goal level of $153 million. In the case of return on invested capital, our results were less than the 2012 threshold goal level of 13.1%. Since the threshold goals were not met, there was no payout for the second measurement year of the 2011 performance cash program.

              For information regarding the future payout amounts attributable to 2012 performance, if any, with respect to awards under the 2010, 2011 and 2012 performance cash programs, see footnote 4 to the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

    E.
    2012 Long-Term Incentive Award Values

              The following table summarizes the long-term incentive awards granted to each of our Named Executive Officers in 2012:

		Number of Restricted Stock Units[1]		Number of Stock Options[1]
Named Executive Officer	Total Target Long-Term Incentive Award Value	Promotion/ New Hire/ Special Award	Annual Award	Promotion/ New Hire Award	Annual Award	Target Performance Cash Award Value

Trevor Fetter	$6,962,260	N/A	115,000	N/A	218,500	$1,750,000
Dan Cancelmi	$2,252,500	62,500	10,000	37,500	-0-	$75,000
Britt Reynolds	$2,993,990	56,250	30,000	-0-	56,500	$450,000
Gary Ruff	$845,840	N/A	14,000	N/A	26,500	$212,500
Cathy Fraser	$603,240	N/A	10,000	N/A	19,000	$150,000

(1)
The numbers of restricted stock units and stock options in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

    F.
    Committee Rationale for Long-Term Incentive Compensation Grants

              General.    The differences in long-term compensation awarded to individual Named Executive Officers are primarily attributable to the different rates of compensation paid to these officers based on their roles and functions and experience in their roles. For example, the compensation rates for our Chief Financial Officer and our President of Hospital Operations are higher than the compensation rates for our former General Counsel and our Senior Vice President of Human Resources based on how the market compensates executives in these respective roles. Other factors taken into account in determining long-term incentive awards include: individual performance and overall work responsibilities in the company, market practice, peer company and survey data and the Committee's assessment of other elements of compensation provided to the Named Executive Officers.

              Mr. Fetter.    The Committee considered several factors in determining the long-term incentive awards it granted to Mr. Fetter. Among other things, the Committee considered Mr. Fetter's individual performance, and took note of Mr. Fetter's strong leadership on critical company initiatives and the fact that the company's EBITDA and EBITDA margin has increased in each year since 2004. The Committee also evaluated Mr. Fetter's compensation against market practice, as described above under "Benchmarking Against Peer Companies." The Committee noted that Mr. Fetter is compensated at slightly below the median of the peer group. The Committee also took into account "tally sheets" calculating the amount of awards granted to Mr. Fetter in prior years.

              Annual Awards to Other Named Executive Officers.    In connection with the annual awards, Mr. Fetter provided the Committee with his assessment of the performance of each of the other Named Executive Officers. In making annual award grants, the Committee took into account each officer's individual performance, tenure in role and compensation against market practice. The Committee also took into account the factors identified below with respect to individual Named Executive Officers.

              Off-Cycle Awards to Mr. Cancelmi and Mr. Reynolds.    Mr. Cancelmi received an award of 25,000 restricted stock units in April 2012 in recognition by the Committee of his performance as the company's Controller. This award will vest on the fifth anniversary of the grant date. Mr. Cancelmi was promoted to Chief Financial Officer in September 2012 and upon his promotion he received an award of 37,500 restricted stock units and 37,500 stock options. These awards will vest in one-third increments on each of the first three anniversaries of the grant date. The Committee made the award in recognition of Mr. Cancelmi's increased responsibilities and to ensure that he was appropriately positioned relative to market practice.

              Mr. Reynolds was hired in December 2011 and, upon his assuming the role of President of Hospital Operations in January 2012 he received a one-time award of 56,250 restricted stock units which vested immediately. The Committee approved Mr. Reynolds' equity award based on its review of market data and to compensate Mr. Reynolds for equity forfeited at his prior employer.

    G.
    Committee Governance Policies Regarding Equity Grants

    Equity Grant Timing and Stock Option Exercise Prices

              Historically, we have made annual equity awards to the Named Executive Officers and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date when the Compensation Committee approves the grant, which occurs at a meeting date which is generally scheduled more than one year in advance.

              We occasionally may grant equity awards to newly hired employees, employees who have been promoted to executive officer positions, or for special recognition or retention outside of the annual grant process. In the case of grants made outside of the annual grant process cycle, the grant date is the last trading day of the month of hire or the approval of the promotion or retention award. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

              Compensation Committee approval is required in all cases where the recipient of the equity grant is a Named Executive Officer or other senior officer.

    Executive Officer Stock Ownership and Stock Retention Requirements

              Our Board of Directors has adopted stock ownership and stock retention requirements for our non-employee directors and all company officers with the title of Senior Vice President and above, to further align their personal interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

              Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

Executive Level	Market Value of Common Stock Owned as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice President and others above Senior Vice President	2x
Senior Vice President	1x

              Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or restricted stock units; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

              If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any "net shares" received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, "net shares" means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

              As of March 11, 2013, all Named Executive Officers were in compliance with the requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the company's common stock.

    Prohibition on Hedging or Pledging Our Stock

              Our insider trading policy prohibits any Named Executive Officer or any other officer or employee subject to its terms (approximately 60 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

    H.
    Perquisites

              Tenet owns one aircraft and holds a 12.5% undivided interest in a second aircraft through a fractional ownership program. We believe that the use of corporate aircraft provides for a more efficient use of our executives' time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

              Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company's aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining these aircraft. To the extent any travel on our aircraft results in imputed income to a Named Executive Officer, the company does not provide gross-up payments to cover the officer's personal income tax obligation due to such imputed income.

              Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2012, Mr. Fetter's personal use of the corporate aircraft totaled 56.2 hours. The incremental cost of his use is disclosed in the Summary Compensation Table.

              We do not provide our Named Executive Officers with any other significant perquisites.

    I.
    Executive Severance Plan

              In 2006, we adopted the Tenet Executive Severance Plan ("ESP"), which is applicable to our Named Executive Officers and certain other senior managers and officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Compensation Committee after consultation with the Consultant at the time it was adopted.

              The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. In May 2012, our Compensation Committee eliminated from the ESP all gross-ups of excise taxes upon a change of control to current and future participants.

              The ESP is intended to continue the company's practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Each of the Named Executive Officers participates in the ESP. The severance periods for the company's Named Executive Officers under the ESP were determined by the Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies, and (3) the Committee's analysis of the future financial impact of various severance payout scenarios on each of these executives and on the company.

              Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

              A more detailed description of the ESP is contained in "Potential Payments Upon Termination or Change of Control" beginning on page 66.

    J.
    Supplemental Executive Retirement Plan

              The Supplemental Executive Retirement Plan ("SERP") provides our Named Executive Officers (and certain other officers) with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the executive's years of service and earnings.

              Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives, especially among our hospital company peers. We continue this benefit because it enhances our ability to recruit and retain qualified executives without additional equity dilution. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 63.

              In 2011, the Committee adopted a policy precluding new participants in the SERP from receiving age and service credits for periods not worked, including for severance periods.

    K.
    Deferred Compensation Plans

              Our Named Executive Officers and other eligible management employees may defer under our 2006 DCP all or a portion of their compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 3% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

              Each of the Named Executive Officers is eligible to participate in the 2006 DCP. Additional details regarding the deferred compensation plans are set out under "Deferred Compensation Plans" beginning on page 65.

    L.
    Employee Benefits

              Our Named Executive Officers participate in the company's broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP we provide additional life insurance and accidental death and dismemberment insurance as described under "Potential Payments Upon Termination or Change of Control—Death, Disability and Retirement" beginning on page 67. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

    M.
    Compensation of Former Chief Financial Officer

              Mr. Porter, who resigned effective March 30, 2012, did not receive a bonus award under the 2012 AIP. In 2012, the Committee awarded Mr. Porter the following long-term incentive awards: (1) equity consisting of 30,000 restricted units and 56,500 stock options, 50% of which were performance-based and (2) performance cash having a target award value of $450,000. However, these awards were forfeited upon Mr. Porter's resignation. All previously granted but unvested equity awards and all unexercised stock options were also forfeited.

Tax Matters

              Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any Named Executive Officer (other than the chief financial officer employed at the end of the year), but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee generally seeks to structure performance-based compensation, including performance awards and stock option grants, in a manner intended to satisfy these requirements.

              The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

              The following table summarizes the compensation in the years ended December 31, 2012, 2011 and 2010 for our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2012, plus our former Chief Financial Officer who resigned during 2012 (collectively, the "Named Executive Officers"). Additional information concerning our Named Executive Officers' compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 29.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Trevor Fetter	2012	1,103,447	-0-	2,599,000	2,613,260	1,615,627	3,107,174(7)	201,895	11,240,403
Chief Executive	2011	1,081,000	-0-	4,875,002	-0-	2,671,061	1,926,414	186,864	10,740,341
Officer and	2010	1,081,000	-0-	3,648,993	1,214,546	4,581,616	1,490,408	226,383	12,242,946
President
Daniel J. Cancelmi	2012	391,758	-0-	1,685,500	492,000	245,274	453,204	7,148	3,274,884
Chief Financial
Officer(8)
Britt T. Reynolds	2012	650,000	462,000(9)	1,868,250	675,740	630,812	282,625	179,275	4,748,702
President of
Hospital Operations(8)
Gary Ruff	2012	417,308	-0-	316,400	316,940	261,506	1,009,257	14,117	2,335,528
Former Senior	2011	400,000	-0-	562,502	-0-	315,079	497,033	13,132	1,787,746
Vice President and	2010	388,462	-0-	370,510	123,322	354,663	272,456	14,819	1,524,232
General Counsel(10)
Cathy Fraser	2012	408,308	-0-	226,000	227,240	251,389	291,582	13,311	1,417,830
Senior Vice	2011	400,000	-0-	375,001	-0-	312,423	153,214	13,928	1,254,566
President,	2010	388,904	-0-	280,694	93,428	459,742	109,066	15,656	1,347,490
Human Resources
Biggs C. Porter	2012	167,019	-0-	678,000	675,740	-0-	-0-	12,255	1,533,014
Former Chief	2011	579,000	-0-	1,312,504	-0-	745,590	501,086	39,151	3,177,331
Financial	2010	576,904	-0-	982,419	326,992	1,132,994	384,612	29,595	3,433,516
Officer(11)

(1)
Includes amounts deferred by the Named Executive Officers under the 2006 DCP. For further information, see the table and related discussion under "Nonqualified Deferred Compensation" beginning on page 65.

(2)
Values in this column represent the grant date fair value of performance-based restricted stock unit awards and time-vested restricted stock unit awards computed in accordance with FASB ASC Topic 718. With respect to the performance-based restricted stock units, the value shown reflects the target number of units which, because the awards provided for a single level of potential payout, is also the maximum number of units awarded. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

(3)
Values in this column represent the grant date fair value of performance-based stock option awards and time-vested stock option awards computed in accordance with FASB ASC Topic

  718. With respect to the performance-based stock options, the value shown reflects the target number of options which, because the awards provided for a single level of potential payout, is also the maximum number of options awarded. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K and are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under "Critical Accounting Estimates—Accounting for Stock-Based Compensation" in the Form 10-K.

(4)
This column reflects cash awards under our AIP in the amounts set forth below. Pursuant to applicable regulations, this column also reflects the future payout amounts set forth below, which are deemed earned in the years shown with respect to performance cash awarded to the Named Executive Officers in 2010, 2011 and 2012 under our 2008 Stock Incentive Plan (in the form of cash-settled "Performance Awards"); however, we will not pay amounts under 2011 or 2012 awards to any of these executives until after vesting occurs on December 31, 2013 in the case of the 2011 awards and on December 31, 2014 in the case of the 2012 awards, and only if such executive is employed with us on the applicable scheduled payout date following Committee certification of performance criteria achievement, subject to certain exceptions relating to retirement, a qualifying termination, death, disability or change of control. Payout under the 2010 awards was made in 2013 following Committee certification of performance criteria achievement.

Name	Year	Annual Incentive Plan ($)	Performance Cash Awarded in 2008 ($)	Performance Cash Awarded in 2009 ($)	Performance Cash Awarded in 2010 ($)	Performance Cash Awarded in 2011 ($)	Performance Cash Awarded in 2012 ($)	Total Non- Equity Incentive Plan Compensation ($)
Trevor Fetter	2012	1,549,449	—	—	-0-	-0-	66,178	1,615,627
	2011	1,383,248	—	1,218,750	-0-	69,063	—	2,671,061
	2010	1,576,963	1,792,848	625,000	586,806	—	—	4,581,616
Daniel Cancelmi	2012	242,438	—	—	-0-	-0-	2,836	245,274
Britt Reynolds	2012	613,795	—	—	—	—	17,017	630,812
Gary Ruff	2012	253,470	—	—	-0-	-0-	8,036	261,506
	2011	219,360	—	87,750	-0-	7,969	—	315,079
	2010	250,080	—	45,000	59,583	—	—	354,663
Cathy Fraser	2012	245,717	—	—	-0-	-0-	5,672	251,389
	2011	219,360	—	87,750	-0-	5,313	—	312,423
	2010	250,080	119,523	45,000	45,139	—	—	459,742
Biggs Porter	2012	-0-	—	—	-0-	-0-	-0-	-0-
	2011	502,746	—	224,250	-0-	18,594*	—	745,590
	2010	573,152	286,856	115,000	157,986*	—	—	1,132,994

*
Amount shown was forfeited when Mr. Porter resigned as Chief Financial Officer in March 2012, prior to the applicable scheduled payout date.

(5)
The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our SERP. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(6)
Amounts shown in this column for 2012 include the following:

	Fetter	Cancelmi	Reynolds	Ruff	Fraser	Porter
Premiums for long-term disability and survivor benefit life insurance under our SERP	$3,710	$3,473	$3,565	$3,229	$3,018	$1,039
Matching contributions under our 401(k) Retirement Savings Plan	3,675	3,675	3,675	3,675	3,675	3,675
Matching contributions under our 2006 DCP	33,558	-0-	4,125	7,213	6,618	7,541
Personal use of company aircraft*	160,952	-0-	8,665	-0-	-0-	-0-
Relocation expenses	-0-	-0-	141,225	-0-	-0-	-0-
Tax gross-up on reimbursement of relocation expenses	-0-	-0-	18,020	-0-	-0-	-0-
Total	$201,895	$7,148	$179,275	$14,117	$13,311	$12,255

*
Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots' salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.
(7)
Amount represents the change in the actuarial present value of Mr. Fetter's accumulated benefits during 2012 under the SERP. In addition to the effects of a one-year increase in age and service credit under the SERP, a significant portion of the increase shown for 2012 is attributable to an actuarially required decrease in the discount rate used in our computations from 5.0% for 2011 to 4.0% for 2012.

(8)
Mr. Cancelmi and Mr. Reynolds were not Named Executive Officers during 2010 or 2011. Therefore, no compensation information for these years appears in the Summary Compensation Table for these individuals.

(9)
Reflects one-time cash signing bonus paid as an incentive for Mr. Reynolds to join the company and to compensate him for compensation forfeited at his prior employer.

(10)
Mr. Ruff served as Senior Vice President and General Counsel from July 2008 until January 28, 2013. He was appointed Senior Vice President, Physician Resources on that date.

(11)
Mr. Porter resigned as Chief Financial Officer effective March 30, 2012.

Grants of Plan-Based Awards During 2012

              The following table sets forth information concerning grants of equity and performance cash made in 2012 under our stock incentive plans and grants of cash that potentially could have been earned in 2012 under our AIP. The number of securities and values in this table (including footnotes) and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(2)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)
Trevor Fetter	AIP		389,701	1,558,802	3,117,604
	PC		-0-	1,750,000	3,500,000
	RSU	2/29/12					57,500			1,299,500
	SO	2/29/12						109,250	22.60	1,306,630
	PRSU	2/29/12				57,500				1,299,500
	PSO	2/29/12				109,250			22.60	1,306,630
Dan Cancelmi	AIP(4)		60,975	243,901	487,802
	PC		-0-	75,000	150,000
	RSU	2/29/12					10,000			226,000
	RSU	4/30/12					25,000			519,000
	RSU	9/28/12					37,500			940,500
	SO	9/28/12						37,500	25.08	492,000
Britt Reynolds	AIP		154,375	617,500	1,235,000
	PC		-0-	450,000	900,000
	RSU	1/31/12					56,250			1,190,250
	RSU	2/29/12					15,000			339,000
	SO	2/29/12						28,250	22.60	337,870
	PRSU	2/29/12				15,000				339,000
	PSO	2/29/12				28,250			22.60	337,870
Gary Ruff	AIP		63,750	255,000	510,000
	PC		-0-	212,500	425,000
	RSU	2/29/12					7,000			158,200
	SO	2/29/12						13,250	22.60	158,470
	PRSU	2/29/12				7,000				158,200
	PSO	2/29/12				13,250			22.60	158,470
Cathy Fraser	AIP		61,800	247,200	494,400
	PC		-0-	150,000	300,000
	RSU	2/29/12					5,000			113,000
	SO	2/29/12						9,500	22.60	113,620
	PRSU	2/29/12				5,000				113,000
	PSO	2/29/12				9,500			22.60	113,620
Biggs Porter	AIP		141,638	566,552	1,133,103
	PC		-0-	450,000	900,000
	RSU	2/29/12					15,000			339,000
	SO	2/29/12						28,250	22.60	337,870
	PRSU	2/29/12				15,000				339,000
	PSO	2/29/12				28,250			22.60	337,870

(1)
AIP Awards.    Awards designated "AIP" are awards that our Named Executive Officers might have earned during 2012 under our AIP, dependent upon our 2012 performance. Awards actually earned are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to that table.

  Performance Cash Awards.    Awards designated "PC" reflect amounts that can be earned in connection with performance cash awards to our Named Executive Officers under our 2008 Stock Incentive Plan. The performance cash awards vest and are paid in cash following the end of a three-year performance period, subject to the attainment of certain performance criteria. A description of the awards appears under "Performance Cash Awards" beginning on page 46. Pursuant to applicable regulations, amounts deemed earned in 2012 with respect to the performance cash awards are shown, along with other amounts, in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are shown separately in footnote 4 to that table.

  Restricted Stock Unit Awards.    Awards designated "RSU" reflect time-vested restricted stock unit awards under our 2008 Stock Incentive Plan. Each Named Executive Officer was granted restricted stock units on February 29, 2012 based on the NYSE closing price of $22.60 per share of our common stock. Mr. Cancelmi was granted restricted stock units on April 30, 2012 and September 28, 2012 based on the NYSE closing prices of $20.76 and $25.08, respectively, per share of our common stock. The April 30 award to Mr. Cancelmi vests on the fifth anniversary of the grant date and the September 28 award vests ratably on each of the first three anniversaries of the grant date. Mr. Reynolds was granted restricted stock units on January 31, 2012 based on the NYSE closing price of $21.16 per share of our common stock. This award, which was intended to compensate Mr. Reynolds for equity forfeited at his prior employer, vested immediately upon grant.

  Stock Option Awards.    Awards designated "SO" reflect stock option awards under our 2008 Stock Incentive Plan. Each Named Executive Officer other than Mr. Cancelmi was granted stock options on February 29, 2012 based on the NYSE closing price of $22.60 per share of our common stock and Mr. Cancelmi was granted stock options on September 28, 2012 based on the NYSE closing price of $25.08 per share of our common stock. These stock options vest ratably on each of the first three anniversaries of the grant date.

  Performance-Based Restricted Stock Unit Awards; Performance-Based Stock Options.    Awards designated "PRSU" or "PSO" reflect performance-based restricted stock unit awards and performance-based stock option awards, respectively, under our 2008 Stock Incentive Plan. The awards shown with respect to performance-based restricted stock units and performance-based stock options were made on February 29, 2012 based on the NYSE closing price of $22.60 per share of our common stock. These awards were subject to the company's attainment of a specified one-year performance metric for the year ended December 31, 2012. If the performance metric were not met, the grants would be forfeited. If the performance metric were met, the grants would vest ratably on each of the first three anniversaries of the grant date. In February 2013, the Compensation Committee certified that the metric was achieved and thus the awards were not forfeited, but rather they vested and will continue to vest based on continued employment over the three-year vesting period. A description of the performance-based restricted stock unit awards and performance-based stock options appears under "Performance-Based Equity Awards" beginning on page 46.

(2)
The numbers shown reflect only the target numbers of performance-based restricted stock unit and performance-based stock option awards because the awards provided for a single level of potential payout.

(3)
The following fair values were computed for option awards in accordance with FASB ASC Topic 718 (formerly referred to as "SFAS 123(R)"):

•
Options granted on February 29, 2012—$11.96 per option; and

•
Options granted on September 28, 2012—$13.12 per option.

  Assumptions used in the calculation of these amounts with respect to stock option grants, including a description of our use of a binomial lattice model, are included in Note 8 to the consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on 10-K and are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under "Critical Accounting Estimates—Accounting for Stock-Based Compensation" in the Form 10-K. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant.

(4)
Upon his promotion to Chief Financial Officer in September 2012, Mr. Cancelmi's target bonus was increased from 45% to 85% of salary and his 2012 bonus was prorated between the two target levels in full month increments.

Outstanding Equity Awards

              The following table sets forth information as of December 31, 2012 with respect to outstanding equity awards granted to each of the Named Executive Officers. The number of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Trevor Fetter	9/15/03	87,500			59.92	9/15/13
	3/4/04	117,333			48.08	3/4/14
	2/17/05	117,333			42.52	2/17/15
	2/22/06	182,924			31.72	2/22/16
	3/1/07	182,000			26.40	3/1/17
	3/6/08	416,750			19.76	3/6/18
	2/25/10	35,020	17,512		20.12	2/25/20
	2/25/10	35,020(4)	17,512(4)		20.12	2/25/20
	2/25/10						30,227	981,471
	2/25/10						30,227(4)	981,471
	2/23/11						58,877	1,911,736
	2/23/11						58,877(4)	1,911,736
	2/29/12		109,250		22.60	2/29/22
	2/29/12			109,250	22.60	2/29/22
	2/29/12						57,500	1,867,025
	2/29/12								57,500	1,867,025
Total values								$7,653,439		$1,867,025
Dan Cancelmi	3/3/04	4,166			48.04	3/3/14
	2/16/05	7,291			42.08	2/16/15
	2/22/06	5,000			31.72	2/22/16
	2/25/10						2,500	81,175
	2/23/11						4,167	135,302
	2/29/12						10,000	324,700
	4/30/12						25,000(5)	811,750
	9/28/12		37,500		25.08	9/28/22
	9/28/12						37,500	1,217,625
Total values								$2,570,552		$—
Britt Reynolds	2/29/12		28,250		22.60	2/29/22
	2/29/12			28,250	22.60	2/29/22
	2/29/12						15,000	487,050
	2/29/12								15,000	487,050
Total values								$487,050		$487,050
Gary Ruff	3/3/04	3,333			48.04	3/3/14
	2/16/05	3,541			42.08	2/16/15
	2/22/06	2,142			31.72	2/22/16
	7/28/08	10,000			22.68	7/28/18
	2/25/10	3,556	1,778		20.12	2/25/20
	2/25/10	3,556(4)	1,778(4)		20.12	2/25/20
	2/25/10						3,070	99,683
	2/25/10						3,070(4)	99,683
	2/23/11						6,794	220,601
	2/23/11						6,794(4)	220,601
	2/29/12		13,250		22.60	2/29/22
	2/29/12			13,250	22.60	2/29/22
	2/29/12						7,000	227,290
	2/29/12								7,000	227,290
Total values								$867,858		$227,290

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Cathy Fraser	9/29/06	5,000			32.56	9/29/16
	3/1/07	10,000			26.40	3/1/17
	3/6/08	27,500			19.76	3/6/18
	2/25/10	2,694	1,347		20.12	2/25/20
	2/25/10	2,694(4)	1,347(4)		20.12	2/25/20
	2/25/10						2,326	75,525
	2/25/10						2,326(4)	75,525
	2/23/11						4,529	147,057
	2/23/11						4,529(4)	147,057
	2/29/12		9,500		22.60	2/29/22
	2/29/12			9,500	22.60	2/29/22
	2/29/12						5,000	162,350
	2/29/12								5,000	162,350
Total values								$607,514		$162,350
Biggs Porter	—	—	—	—	—	—	—	—	—	—
Total values								$—		$—

(1)
Except as otherwise noted in the table, all awards vest ratably on each of the first three anniversaries of the grant date and, in the case of options, have a term of ten years.

(2)
The awards shown in these columns are performance-based stock options and performance-based restricted stock units granted on February 29, 2012. These awards were subject to the company's attainment of a specified one-year performance metric for the year ended December 31, 2012. If the performance metric were not met, the grants would be forfeited. If the performance metric were met, the grants would vest ratably on each of the first three anniversaries of the grant date. In February 2013, the Compensation Committee certified that the metric was achieved and thus the awards were not forfeited, but rather they vested and will continue to vest based on continued employment over the three-year vesting period. A description of the performance-based stock options and performance-based restricted stock units appears under "Performance-Based Equity Awards" beginning on page 46. The numbers shown reflect the target numbers of performance-based stock options and performance-based restricted stock units because the awards provided for a single level of potential payout.

(3)
Based on the NYSE closing price of $32.47 per share of our common stock on December 31, 2012.

(4)
The award shown represents performance-based stock options or restricted stock units, as applicable, that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the grant date.

(5)
These restricted stock units vest on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested

              The following table sets forth certain information regardss ing options and restricted stock unit awards exercised and vested, respectively, during 2012 for the Named Executive Officers.

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)(3)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)(4)
Trevor Fetter	1,375,000	32,092,500	119,332	2,721,240
Dan Cancelmi	60,000	1,264,800	4,583	104,631
Britt Reynolds	-0-	-0-	56,250	1,190,250
Gary Ruff	100,000	2,057,090	12,932	294,640
Cathy Fraser	100,000	2,331,000	9,180	209,331
Biggs Porter	361,356	4,873,926	32,128	732,643

(1)
The number of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)
Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of common stock on the date of exercise. In the case of the exercises by Mr. Fetter, Mr. Cancelmi and Ms. Fraser (a) the values shown do not represent proceeds actually received by the Named Executive Officer, as shares were withheld to cover applicable taxes and (b) the Named Executive Officer retained the net number of shares acquired upon exercise of the options.

(3)
These amounts represent gain realized on prior-year equity compensation and are not considered 2012 compensation.

(4)
Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes.

 Pension Benefits

              The following table sets forth information as of December 31, 2012 with respect to our SERP, which provides for payments or other benefits in connection with the retirement of the Named Executive Officers.

2012 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Trevor Fetter	SERP	17	12,106,584	-0-
Dan Cancelmi	SERP	11	1,163,227	-0-
Britt Reynolds	SERP	1	282,625	-0-
Gary Ruff	SERP	16	2,154,211	-0-
Cathy Fraser	SERP	6	762,092	-0-
Biggs Porter	SERP	5	357,380	-0-

(1)
None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company.

(2)
Computed as of December 31, 2012, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2012, which are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2013.

(3)
Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2012, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 4.0%.

    Supplemental Executive Retirement Plan

              The SERP provides our Named Executive Officers (and certain other executives) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65, subject to the six-month delay applicable to key employees under Section 409A. At retirement, the monthly benefit paid to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60- month period during the 10 years preceding retirement	x	years of service with the company (max of 20 years)[1]	x	vesting factor	x	percentage factor (max of 2.7%) offset for other retirement benefits

(1)
For first five years of participation in the SERP a participant is given partial credit for years of service performed prior to the participant's enrollment in the SERP.

              The monthly SERP benefit is reduced in the event of a participant's early retirement (age 55 with 10 years of service, or age 62, as elected by the participant upon enrollment) or termination of employment prior to age 62, by 3.0% for each year early retirement or termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62 as a result of early retirement. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. None of our Named Executive Officers are presently eligible for early retirement under the SERP.

              In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. In addition, participants who were employed by the company on April 1, 1994 will be credited with three additional years of service (with the total years of service not to exceed 20) for purposes of calculating their SERP benefits and such benefits will be calculated based on the higher of current base salary and the highest 60-month average base salary and the higher of the annual cash bonus under our AIP and the highest 60-month average annual cash bonus (rather than the highest 60-month average). SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A will commence on the first day of the month following the participant's termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

              None of our Named Executive Officers has received credited service under the SERP for years not worked, and no newly hired employees may receive any such extra years of credited service. However, the ESP, which was adopted during 2006, would provide each Named Executive Officer with the accrual of age and service credit under the SERP during his or her "severance period." The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011.

              During their employment, SERP participants are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

Nonqualified Deferred Compensation

              The following table sets forth information as of December 31, 2012 with respect to our deferred compensation plans.

2012 Nonqualified Deferred Compensation Table

Name	Plan Name		Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(6)
Trevor Fetter	2006 DCP	(1)	100,221	33,558	32,535	-0-	1,173,503
	2001 DCP	(2)	-0-	-0-	57,911	-0-	212,791
Dan Cancelmi	2006 DCP	(1)	-0-	-0-	11,409	-0-	84,916
Britt Reynolds	2006 DCP	(1)	8,250	4,125	75	-0-	12,450
Gary Ruff	2006 DCP	(1)	57,228	7,213	1,475	-0-	262,768
Cathy Fraser	2006 DCP	(1)	13,236	6,618	12,389	-0-	116,483
Biggs Porter	2006 DCP	(1)	15,082	7,541	42,802	343,902	-0-

(1)
Represents amounts with respect to our 2006 DCP.

(2)
Represents amounts with respect to our 2001 DCP (as defined below).

(3)
Included in the amounts represented in the Summary Compensation Table as "Salary" and "Non-Equity Incentive Plan Compensation."

(4)
Included in the amounts represented in the Summary Compensation Table as "All Other Compensation."

(5)
These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(6)
The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2011: Mr. Fetter, $804,067; Mr. Cancelmi, $-0-; Mr. Reynolds, $-0-; Mr. Ruff, $169,260; and Ms. Fraser, $71,011. The fiscal year-end balance reported for the 2001 DCP includes $842 for Mr. Fetter that was previously reported in the Summary Compensation Table as compensation for years 2006 through 2011. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

    Deferred Compensation Plans

              We maintain two deferred compensation plans: (i) the First Amended and Restated Tenet 2006 Deferred Compensation Plan ("2006 DCP"), a Section 409A compliant plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005; and (ii) the Eighth Amended and Restated Tenet 2001 Deferred Compensation Plan ("2001 DCP"), a grandfathered plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005. No additional elective deferrals or employer contributions may be made to the 2001 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP.

              Employee participants are permitted to elect up to six types of elective deferral contributions ("Deferral Contributions") to the 2006 DCP:

                       (i)  basic compensation deferrals of up to 75% of compensation (base salary and certain other cash compensation, but excluding bonuses);

                      (ii)  bonus deferrals of up to 100% of bonus under the AIP (97% if a supplemental bonus deferral is made as described below);

                     (iii)  supplemental compensation deferrals of 3% of compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

                     (iv)  supplemental bonus deferrals of 3% of bonus under the AIP;

                      (v)  if authorized, discretionary compensation deferrals; and

                     (vi)  if authorized, restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans.

              We will make an employer matching contribution to the 2006 DCP equal to 50% of an employee's supplemental compensation deferrals and/or supplemental bonus deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP for 2012. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

              Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control.

              Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2012 of 3.00%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Potential Payments Upon Termination or Change of Control

              The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer's employment had terminated on December 31, 2012, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $32.47 per share of our common stock on that date.

These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer's benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

              Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company's stock price and the executive's age.

              Because Mr. Porter resigned in 2012 he is discussed separately below under "Resignation of Mr. Porter."

    Death, Disability and Retirement

              Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer's salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2012, the survivors of the Named Executive Officers would receive the following lump sum cash payments: Mr. Fetter, $1,600,000; Mr. Cancelmi, $2,900,000; Mr. Reynolds, $3,550,000; Mr. Ruff, $3,201,000; and Ms. Fraser, $3,201,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

              Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

              Upon retirement, a Named Executive Officer would receive a pro-rata bonus earned under the AIP.

              Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if a Named Executive Officer dies, becomes totally and permanently disabled or, in the case of stock options only, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

              With respect to performance cash awards, if a Named Executive Officer terminates employment due to disability or death, the Named Executive Officer will be entitled to a payout of any earned amounts for all years during the performance period that have been completed at the time of termination and a prorated payout of any earned amounts for any year that has not been completed at the time of termination.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits each Named Executive Officer would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2012.

Name	Termination Scenario	SERP Benefit ($)(1)	Performance Cash Awards ($)	Accelerated Equity Awards ($)(2)	Total ($)
Trevor Fetter	Death	6,692,139	135,241	12,109,605	18,936,985
	Disability	10,006,851	135,241	12,109,605	22,251,697
	Retirement	-0-	-0-	2,589,141	2,589,141
Dan Cancelmi	Death	1,319,764	7,086	2,847,677	4,174,527
	Disability	1,574,446	7,086	2,847,677	4,429,209
	Retirement	-0-	-0-	277,125	277,125
Britt Reynolds	Death	-0-	17,017	1,531,755	1,548,772
	Disability	237,649	17,017	1,531,755	1,786,421
	Retirement	-0-	-0-	557,655	557,655
Gary Ruff	Death	1,779,729	16,005	1,400,620	3,196,354
	Disability	2,230,407	16,005	1,400,620	3,647,032
	Retirement	-0-	-0-	305,472	305,472
Cathy Fraser	Death	175,208	10,985	990,665	1,176,858
	Disability	631,134	10,985	990,665	1,632,784
	Retirement	-0-	-0-	220,801	220,801

(1)
Represents the present value of the benefit payable under the SERP in each of the named scenarios based on each Named Executive Officer's years of service to the company as of the date of death, disability or retirement and using the executive's highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period. Further, in the case of death and disability, the prior service credit percentage described under "Supplemental Executive Retirement Plan" on page 63 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the Pension Benefits Table on page 63 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62.

(2)
Unvested performance-based restricted stock unit awards and stock option awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 2 thereto). Amounts reflected are based on the NYSE closing price of $32.47 per share of our common stock on December 31, 2012 with respect to restricted stock units.

    Non-Cause Termination/No Change of Control

              Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants as well as a release, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a "non-cause" termination), outside the context of a change of control of the company:

  •
  Severance pay (base salary plus target bonus) during the "severance period" which is three years for Mr. Fetter, 2 1/2 years for Mr. Cancelmi and Mr. Reynolds, and 1 1/2 years for Mr. Ruff and Ms. Fraser;

  •
  Pro-rata bonus earned under the Annual Incentive Plan;

  •
  Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs; provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination; reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

  •
  Outplacement services equal to $25,000;

  •
  Pursuant to the terms of the ESP, the Named Executive Officers will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

  •
  Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously "banked" amounts shall also be payable); and

  •
  Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2012.

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Outplace- ment Services ($)	Additional SERP Benefit ($)(3)	Performance Cash Awards ($)(4)	Accelerated Equity Awards ($)(4)(5)	Excise Tax Reimburse-ments ($)	Total ($)
Trevor Fetter	8,016,696	43,490	25,000	7,439,253	135,241	12,109,605		27,769,286
Dan Cancelmi	2,196,875	33,117	25,000	637,804	7,086	2,847,677		5,747,559
Britt Reynolds	3,168,750	38,174	25,000	-0-	17,017	1,531,755	Not a benefit.	4,780,696
Gary Ruff	1,020,000	21,070	25,000	230,143	16,005	1,400,620		2,712,838
Cathy Fraser	988,800	22,120	25,000	44,849	10,985	990,665		2,082,419

(1)
Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period, in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the Named Executive Officer's SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer's severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)
Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. "Incremental cost" is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)
Represents the present value of the additional benefit payable under the SERP which is attributable to the additional age and service credits that the Named Executive Officers accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 68; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company.

(4)
Payout of performance cash awards will be made following the end of the entire scheduled performance period and payout of performance-based restricted stock units will be made at termination.

(5)
Unvested performance-based restricted stock unit awards and stock option awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 2 thereto). Amounts reflected are based on the NYSE closing price of $32.47 per share of our common stock on December 31, 2012 with respect to restricted stock units.

    Non-Cause Termination/Change of Control

              Subject to the terms of the ESP and applicable equity plans and award agreements, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a "non-cause" termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the "protection period"):

  •
  The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the "severance period" is three years for Messrs. Fetter, Cancelmi and Reynolds and two years for Mr. Ruff and Ms. Fraser. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply;

  •
  Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination); and

  •
  Performance cash awards that are assumed by a successor upon a change of control will be paid out at prorated earned levels with respect to 2010 and 2011 awards for the year in which termination occurs and at target levels with respect to 2012 awards with respect to the year in which termination occurs and future plan years if a non-cause termination occurs (any previously "banked" amounts shall also be payable). In the event of a change of control of the company without termination of employment, performance cash awards will be paid out (i) in the case of awards not assumed by the successor, at target levels with respect to the year in which the change of control occurs and future plan years (any "banked" amounts shall also be payable) and (ii) in the case of awards assumed by the successor, in accordance with the payout terms of the awards.

              In 2012 the company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive's payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

              The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named

Executive Officer would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2012.

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Outplace- ment Services ($)	Additional SERP Benefit ($)(3)	Performance Cash Awards ($)(4)	Accelerated Equity Awards ($)(5)	ESP Cutback for Excise Tax Avoidance ($)(6)	Excise Tax Reimburse- ments ($)	Total ($)
Trevor Fetter	8,016,696	43,490	25,000	11,434,880	3,375,000	12,109,605	-0-		35,004,672
Dan Cancelmi	2,636,250	39,740	25,000	4,325,013	175,000	2,847,677	-0-		10,048,681
Britt Reynolds	3,802,500	45,809	25,000	685,507	450,000	1,531,755	-0-	Not a benefit.	6,540,571
Gary Ruff	1,360,000	28,094	25,000	4,299,126	400,000	1,400,620	-0-		7,512,839
Cathy Fraser	1,318,400	29,494	25,000	2,359,485	275,000	990,665	-0-		4,998,043

(1)
In the case of a non-cause termination that occurs during the six months preceding either a change of control described in Section 409A or a change of control that is not described in Section 409A, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, subject to any six-month delay required by Section 409A. In the case of a non-cause termination that occurs during the two years following a change of control that is not described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, to the extent permitted under Section 409A without penalty, and the remainder of such severance pay will be paid in the same manner as a termination that is not related to a change in control.

(2)
Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. "Incremental cost" is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)
Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination related to a change of control of the company. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 68; however, those benefits would also be payable by reason of a termination related to a change of control of the company. The additional SERP benefit amounts would include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) with respect to all of the Named Executive Officers except Mr. Ruff, all of their years of service to the company and using the executive's highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; (iii) with respect to Mr. Ruff, because he was employed with the company on April 1, 1994, all of his years of service to the company plus three additional years (up to a maximum of 20) and using his current base salary and annual cash bonus under our AIP; and (iv) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $19,787,223; Mr. Cancelmi, $3,723,439; Mr. Reynolds, $432,725, Mr. Ruff, $5,311,204 and Ms. Fraser, $1,361,572. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the Pension Benefits table on page 63 and those benefits would also be payable upon retirement.

Present value calculations use the assumptions discussed in footnote 2 to the Pension Benefits Table.

(4)
Performance cash awards are reported at target levels; however, as described above, if a non-cause termination occurs performance cash awarded in 2010 and 2011 will be paid out at earned levels and performance cash awarded in 2012 will be paid out at earned levels for completed periods. Performance cash awards that are assumed by a successor upon a change of control will be paid following the end of the entire scheduled performance period if a non-cause termination occurs. In the event of a change of control of the company without termination of employment, performance cash awards will be paid out (a) in the case of awards not assumed by the successor, following the end of the entire scheduled performance period and (b) in the case of awards assumed by the successor, in accordance with the payout terms of the awards.

(5)
Performance-based restricted stock unit awards and stock option awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 2 thereto). Amounts reflected have been calculated using the NYSE closing price of $32.47 per share of our common stock on December 31, 2012 with respect to restricted stock units.

(6)
Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax. The table reflects full benefits under the ESP for each Named Executive Officer, without a reduction for the cutback provision.

    Definitions:

              "Cause" under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive's: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with company policies, (viii) a material violation of company policy that causes harm to the company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the company's or any affiliate's property in connection with the executive's employment with the company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the company or any affiliate, whether for his personal benefit or in connection with his duties for the company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with company policies (other than resulting from the executive's disability as defined by company policies), or (vi) a material violation of company policy that causes material harm to the company or an affiliate.

              A "change of control" under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the company; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company's shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

              "Good Reason" under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive's job authority, responsibilities or duties; (ii) a material diminution of the executive's base salary; (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive; (ii) a reduction in the executive's annual base salary; (iii) a reduction in the aggregate value of the executive's annual base salary and AIP target bonus opportunity; (iv) a material reduction in the executive's retirement or supplemental retirement benefits; (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

    Resignation of Mr. Porter

              Mr. Porter, who resigned in March 2012, did not receive any payments or other benefits from the company upon his resignation. All of Mr. Porter's outstanding equity and performance cash awards were forfeited at such time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

              We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire within a period of no more than 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period.

              The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,289,192	$30.49	4,154,296(1)
Equity compensation plans not approved by security holders(2)	88,836	—(3)	-0-
Total	4,378,028		4,154,296

(1)
Includes 502,900 shares remaining for issuance pursuant to the Ninth Amended and Restated 1995 Employee Stock Purchase Plan and 3,651,396 shares remaining for issuance under the 2008 Stock Incentive Plan. All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.2 shares for each share subject to such awards. On February 28, 2013, 1,467,572 of the 3,651,396 shares were awarded through our annual equity compensation grant process, leaving 2,183,824 shares available for grant under the 2008 Stock Incentive Plan. The 1,467,572 shares awarded consisted of 295,639 stock options, which reduced the available shares on a one-to-one basis, and 976,611 restricted stock units which reduced the available shares by 1.2 shares for each unit awarded.

(2)
Consists of deferred compensation invested in 88,836 stock units under our deferred compensation plans payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans is contained in "Deferred Compensation Plans" beginning on page 65.

(3)
No exercise price is applicable to the stock units under our deferred compensation plans.

SECURITIES OWNERSHIP

Securities Ownership of Management

              The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 11, 2013. No director or current executive officer has pledged any shares of our common stock.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable on or Before May 10, 2013	Percent of Class as of March 11, 2013
John Ellis Bush	80,650	(3)	-0-	*
Dan Cancelmi	56,249		16,457	*
Trevor Fetter	971,466	(4)	1,281,738	2.1%
Cathy Fraser	74,330		56,916	*
Brenda J. Gaines	67,819	(5)	-0-	*
Karen M. Garrison	59,703	(6)	-0-	*
Edward A. Kangas	62,114	(7)	13,716	*
J. Robert Kerrey	2,615	(8)	4,716	*
Floyd D. Loop, M.D.	61,209	(9)	4,716	*
Richard R. Pettingill	91,768	(10)	12,476	*
Biggs C. Porter	-0-	(11)	-0-	*
Britt T. Reynolds	43,028		18,834	*
Ronald A. Rittenmeyer	25,809	(12)	-0-	*
Gary Ruff	-0-		6,874	*
James A. Unruh	62,689	(13)	10,284	*
Executive officers and directors as a group (16 persons)	1,663,349		1,431,310	2.9%

*
Less than 1%.

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned. The number of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)
As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner's deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock upon termination of service in the case of restricted stock units awarded prior to May 2007 and within 60 days of the earlier of the third anniversary of the date of grant and termination of service, in the case of awards beginning in May 2007 (unless deferred under the Special RSU Deferral Plan).

(3)
Includes 8,024 stock units representing the value of Mr. Bush's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 30,334 restricted stock units granted under our stock incentive plans.

(4)
Includes 2,550 shares held by Mr. Fetter's spouse and 4,699 stock units representing the value of Mr. Fetter's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(5)
Includes 2,500 shares held in trust and 34,330 restricted stock units granted under our stock incentive plans.

(6)
Includes 34,330 restricted stock units granted under our stock incentive plans.

(7)
Includes 31,741 restricted stock units granted under our stock incentive plans.

(8)
Includes 2,615 restricted stock units granted under our stock incentive plans.

(9)
Includes 4,557 stock units representing the value of Dr. Loop's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 31,741 restricted stock units granted under our stock incentive plans.

(10)
Includes 19,054 stock units representing the value of Mr. Pettingill's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 46,250 restricted stock units granted under our stock incentive plans.

(11)
Mr. Porter resigned in March 2012. According to company records, Mr. Porter is not a beneficial owner of any shares of the company's common stock.

(12)
Includes 25,809 restricted stock units granted under our stock incentive plans.

(13)
Includes 314 stock units representing the value of Mr. Unruh's deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 31,741 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

              Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 11, 2013
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	13,839,339	(1)	13.00%
Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	8,156,711	(2)	7.70%
FMR LLC 82 Devonshire Street Boston, MA 02109	7,392,837	(3)	6.94%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,010,287	(4)	6.58%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,820,230	(5)	6.41%

(1)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Glenview Capital Management, LLC, and its named subsidiaries and affiliates, and Lawrence M. Robbins, as of December 31, 2012. The group reported shared voting and investment power with respect to all of the shares indicated above.

(2)
Based on a Schedule 13G filed with the SEC by Harris Associates L.P. ("Harris") on February 11, 2013, along with its general partner Harris Associates, Inc. ("HAI"), as of December 31, 2012. Harris and HAI reported sole voting and investment power with respect to 6,354,436 of the shares indicated above.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC, on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2012. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and a registered investment advisor to various investment companies, is described as the beneficial owner of 7,345,783 of the shares indicated above, or 6.90% as of December 31, 2012. The group collectively reported sole voting power with respect to 47,354 of the shares indicated above and sole investment power with respect to all of the shares indicated above. Edward C. Johnson 3d, through his control of Fidelity, has sole voting power with regard to 33,262 of the shares indicated above and sole investment power with regard to 7,345,783 of the shares indicated above.

(4)
Based on a Schedule 13G/A filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. ("Vanguard"), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2012. The group reported sole voting power with respect to 149,680 of the shares indicated above, sole investment power with respect to 6,866,157 of the shares indicated above and shared investment power with respect to 144,130 of the shares indicated above.

(5)
Based on a Schedule 13G/A filed with the SEC on February 5, 2013 by BlackRock, Inc. ("BlackRock"), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2012. The group reported sole voting and investment power with respect to all of the shares indicated above.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

              We are asking shareholders to vote on an advisory resolution to approve the company's executive compensation as reported in this Proxy Statement. As described in the "Compensation Discussion and Analysis" section of this Proxy Statement beginning on page 29, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

              We urge you to read the "Compensation Discussion and Analysis," which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 54 through 75, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

              In accordance with Section 14A of the Exchange Act, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

                  "RESOLVED, that the company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company's 2013 Annual Meeting of Shareholders."

              This resolution, commonly referred to as a "say-on-pay" resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless marked to the contrary, proxies will be voted FOR the approval of the advisory resolution on the company's executive compensation.

              The Board recommends that shareholders vote "FOR" the approval of the advisory resolution to approve executive compensation.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

              The Audit Committee of the Board has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2013. Deloitte & Touche LLP is familiar with our operations, and the Audit Committee is satisfied with Deloitte & Touche LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence. Deloitte & Touche LLP served as our independent registered public accountants for the year ended December 31, 2012.

              Deloitte & Touche LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

              We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the company and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

              The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

OTHER INFORMATION

Date for Receipt of Shareholder Proposals

              Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year's Proxy Statement.    To be considered for inclusion in next year's proxy statement, shareholder proposals submitted in accordance with the SEC's Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 22, 2013. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

              Other Shareholder Business for Presentation at Next Year's Annual Meeting.    Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC's Rule 14a-8) must give us written notice between January 3, 2014 and February 2, 2014, unless the 2014 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2013 annual meeting, in which case notice must be received not later than the close of business on the tenth day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the Investors, Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, during 2012 all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Annual Report on Form 10-K

              We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

APPENDIX A
RECONCILIATION OF ADJUSTED EBITDA
AND ADJUSTED NET CASH PROVIDED BY CONTINUING OPERATIONS

Adjusted EBITDA

              Adjusted EBITDA, a non-GAAP term, is defined by the company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The company's Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

              The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the company's financial performance.

              The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term to Adjusted EBITDA, is set forth in the first table below for the twelve months ended December 31, 2012 and 2011.

Adjusted Net Cash Provided by Continuing Operations

              Adjusted Net Cash Provided by Continuing Operations, a non-GAAP term, is defined by the company as cash provided by (used in) operating activities less payments against reserves for restructuring charges and litigation costs and operating cash flows from discontinued operations. The company believes the use of Adjusted Net Cash Provided by Continuing Operations is meaningful as the use of this financial measure provides the company and the users of its financial statements with supplemental information about the impact on the company's cash flows from the items specified above. The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The company uses this information in its analysis of its cash flows excluding certain items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Net Cash Provided by Continuing Operations is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Net Cash Provided by Continuing Operations excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the company's financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term to Adjusted Net Cash Provided by Continuing Operations, is set forth in the second table below for the twelve months ended December 31, 2012 and 2011.

A-1

Reconciliation of Adjusted EBITDA to Net Income Attributable
to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions)	Year Ended December 31,
	2012	2011
Net income attributable to Tenet Healthcare Corporation common shareholders	$141	$58
Less: Net (income) loss attributable to noncontrolling interests	19	(12)
Preferred stock dividends	(11)	(24)
Loss from discontinued operations, net of tax	(76)	(9)

Income from continuing operations	209	103
Income tax expense	(125)	(61)
Investment earnings	1	3
Loss from early extinguishment of debt	(4)	(117)
Interest expense	(412)	(375)

Operating income	749	653
Litigation and investigation costs	(5)	(55)
Impairment of long-lived assets and goodwill, and restructuring charges, net	(19)	(20)
Depreciation and amortization	(430)	(398)

Adjusted EBITDA	$1,203	$1,126

Reconciliation of Adjusted Net Cash Provided by Continuing Operations
to Net Cash Provided by Operating Activities
(Unaudited)

(Dollars in millions)	Year Ended December 31,
	2012	2011
Net cash provided by operating activities	$593	$497
Less: Payments against reserves for restructuring charges and litigation costs	(63)	(44)
Net cash used in operating activities from discontinued operations	(35)	(38)

Adjusted net cash provided by continuing operations	$691	$579

A-2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202 M56184-P35265 TENET HEALTHCARE CORPORATION The Board of Directors recommends a vote FOR the following nominees: 1. Election of Directors Against Abstain For Nominees: 1a. John Ellis "Jeb" Bush 1b. Trevor Fetter The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain 1c. Brenda J. Gaines 2. Proposal to approve, on an advisory basis, the company's executive compensation. 1d. Karen M. Garrison 3. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2013. 1e. Edward A. Kangas 1f. J. Robert Kerrey 1g. Richard R. Pettingill 1h. Ronald A. Rittenmeyer 1i. James A. Unruh For address change/comments, mark here. (see reverse for instructions) Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M56185-P35265 TENET HEALTHCARE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders May 3, 2013 8:00 AM CDT The undersigned hereby appoints Trevor Fetter, Audrey T. Andrews, and Paul A. Castanon, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2013, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" THE LISTED NOMINEES IN ITEM 1 AND VOTED "FOR" ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side